Exhibit 99.3

PRO FORMA VALUATION REPORT

CAMPELLO BANCORP, INC.

Brockton, Massachusetts

HOLDING COMPANY FOR

THE COMMUNITY BANK

Brockton, Massachusetts

Dated As Of:

June 20, 2008

Prepared By:

RP® Financial, LC.

1700 North Moore Street

Suite 2210

Arlington, Virginia 22209

RP® FINANCIAL, LC.
Financial Services Industry Consultants

June 20, 2008

Board of Directors

Campello Bancorp, Inc.

The Community Bank

1265 Belmont Street

Brockton, Massachusetts 02301

Members of the Board of Directors:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock which is to be offered in connection with the Plan of Conversion (the ‘Plan”) described below. This Appraisal is furnished pursuant to the requirements of 563b.7 and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” of the Office of Thrift Supervision (“OTS”) and applicable interpretations thereof. Such Valuation Guidelines are relied upon by the Federal Deposit Insurance Corporation (“FDIC”) and the Massachusetts Division of Banks (the “Division”) in the absence of separate written valuation guidelines.

Plan of Conversion and Reorganization

Campello Bancorp, Inc. (“CBI” or the “Company”) was organized in 1994, concurrent with the reorganization of The Community Bank (the “Bank”) from a state-chartered mutual savings bank into a mutual holding company structure (“MHC”). In conjunction with the reorganization, CBI was formed and concurrently owns all the capital stock of the Bank. No stock was issued publicly pursuant to the reorganization. The Bank transferred a small portion of its retained earnings to CBI for its initial capitalization. At the same time, the Bank converted to a state-chartered stock savings bank with the Company owning all of its outstanding stock. The Company is a bank holding company and conducts its operations primarily through the Bank.

The respective Boards of Directors of the MHC and the Company adopted a plan of conversion and reorganization on April 17, 2008 and amended June 19, 2008 (the “Plan”). Pursuant to the Plan, the Company will convert from the mutual holding company form of organization to the stock form and will sell shares of common stock to the public in a stock offering. The conversion (the “Conversion”) will be accomplished under the laws of the Commonwealth of Massachusetts and the regulations of the Division and the FDIC, and other applicable laws and regulations. As part of the Conversion, the MHC, the mutual holding company parent of the Bank will be merged into the Bank and the MHC will no longer exist. The Company, a Massachusetts corporation, which owns 100% of the Bank, will be succeeded by a new Maryland corporation with the same name. When the conversion is completed, all of the capital stock of The Community Bank will be owned by Campello Bancorp, Inc., the newly formed Maryland-chartered holding company, and all of the common stock of CBI will be owned by public stockholders.

Washington Headquarters
Rosslyn Center
1700 North Moore Street, Suite 2210	Telephone: (703) 528-1700
Arlington, VA 22209	Fax No.: (703) 528-1788
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Board of Directors

June 20, 2008

Pursuant to the plan of conversion and reorganization, the Company will retain up to 50% of the net proceeds raised in the offering and downstream to the Bank the remaining net proceeds. The funds downstreamed to the Bank will be includable as Tier 1 capital for regulatory capital purposes and is expected to be in an amount sufficient to increase the Bank’s Tier 1 leverage capital ratio to 10%. Immediately after consummation of the conversion and reorganization, it is not anticipated that the Company will engage in any business activity other than ownership of the Bank subsidiary, extending the loan to the Bank’s newly formed employee stock ownership plan (“ESOP”) and investment of stock proceeds that are retained by the Company. It is anticipated that the shares will be offered in a subscription offering to the Bank’s Eligible Account Holders, Supplemental Eligible Account Holders, Employee Stock Ownership Plan, and Employees, Officers and Trustees of The Community Bank and the MHC and Corporators of the MHC. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a community offering.

Concurrent with the Conversion, the Bank will form a charitable foundation called The Community Bank Foundation (the “Foundation”). The Foundation will be funded with a contribution equal to 5% of the stock sold in the Conversion based on the IPO price of $10.00 per share, consisting of 95% common stock and 5% cash.

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal, we are independent of the Company, the Bank and the other parties engaged by the Bank or the Company to assist in the stock conversion process.

Valuation Methodology

In preparing our appraisal, we have reviewed the Bank’s and the Company’s regulatory applications, including the prospectus as filed with the Division, FDIC, and the Securities and Exchange Commission (“SEC”). In preparing our appraisal, we have reviewed the Bank’s regulatory applications, including the prospectus as filed with the OTS and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of Bank and the Company that has included a review of its audited financial information for the fiscal years ended April 30, 2004 through April 30, 2008 and various unaudited information and internal financial reports through April 30, 2008. We have also engaged in due diligence related discussions with the Company’s management; KPMG, LLP, the Bank’s independent auditor; Luse Gorman Pomerenk & Schick, P.C., CBI’s conversion counsel; and Stifel, Nicolaus & Company, Incorporated, CBI’s marketing advisor in connection with the stock offering. All conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

Board of Directors

June 20, 2008

We have investigated the competitive environment within which the Company operates and have assessed the Company’s relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on the Company and the industry as a whole. We have analyzed the potential effects of the stock offering on the Company’s operating characteristics and financial performance as they relate to the pro forma market value. We have reviewed the economy in the Company’s primary market area and have compared the Company’s financial performance and condition with publicly-traded thrifts. We have reviewed market conditions for stocks in general and market conditions for thrift stocks in particular, including the market for existing thrift issues and the market for initial public offerings by thrifts. We have also considered the expected market for the Company’s public shares. We have excluded from such analyses thrifts subject to announced or rumored acquisition, mutual holding company institutions and/or those institutions that exhibit other unusual characteristics.

Our Appraisal is based on the Company’s representation that the information contained in the regulatory applications and additional information furnished to us by the Company, its independent auditors, legal counsel and other authorized agents is truthful, accurate and complete. We did not independently verify the financial statements and other information provided by the Company, its independent auditors, legal counsel and other authorized agents nor did we independently value the assets or liabilities of the Company. The valuation considers the Company only as a going concern and should not be considered as an indication of the Company’s liquidation value.

Our appraised value is predicated on a continuation of the current operating environment for the Company and for all thrifts. Changes in the local, state and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the Company’s value alone. It is our understanding that the Company intends to remain an independent institution and there are no current plans for selling control of the Company as a converted institution. To the extent that such factors can be foreseen, they have been factored into our analysis.

Pro forma market value is defined as the price at which the Company’s stock, immediately upon completion of the conversion offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion

It is our opinion that, as of June 20, 2008, the aggregate pro forma market value of the Company’s common stock, including the stock portion of the contribution to the Foundation immediately following the offering, is $24,616,250 at the midpoint, equal to 2,461,625 shares issued at a per share value of $10.00. The resulting range of value pursuant to regulatory guidelines and the corresponding number of shares based on the Board approved $10.00 per share offering price is set forth below.

Board of Directors

June 20, 2008

Valuation Range	Offering Amount	Foundation Shares	Total Issued
Shares
Minimum	1,997,500	94,881	2,092,381
Midpoint	2,350,000	111,625	2,461,625
Maximum	2,702,500	128,369	2,830,869
Supermaximum	3,107,875	147,624	3,255,499

Value
Minimum	$19,975,000	$948,810	$20,923,810
Midpoint	$23,500,000	$1,116,250	$24,616,250
Maximum	$27,025,000	$1,283,690	$28,308,690
Supermaximum	$31,078,750	$1,476,240	$32,554,990

Limiting Factors and Considerations

Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the pro forma market value thereof.

RP Financial’s valuation was determined based on the financial condition and operations of the Company as of April 30, 2008, the date of the financial data included in the regulatory applications and prospectus.

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits the Company, its principals or employees from purchasing stock of its client institutions.

The valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the Company’s financial performance and condition, management policies, and current conditions in the equity markets for thrift stocks. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to

Board of Directors

June 20, 2008

the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update.

Respectfully submitted,

RP® FINANCIAL, LC.

William E. Pommerening
Chief Executive Officer

James P. Hennessey
Director

RP® Financial, LC.	TABLE OF CONTENTS
i

TABLE OF CONTENTS

CAMPELLO BANCORP, INC.

THE COMMUNITY BANK

Brockton, Massachusetts

DESCRIPTION		PAGE NUMBER
CHAPTER ONE	OVERVIEW AND FINANCIAL ANALYSIS

Introduction		I.1
Current Organization Structure		I.2
Plan of Conversion		I.3
Establishment of a Charitable Foundation		I.5
Strategic Overview		I.5
Balance Sheet Trends		I.10
Income and Expense Trends		I.15
Interest Rate Risk Management		I.19
Lending Activities and Strategy		I.20
Asset Quality		I.24
Funding Composition and Strategy		I.25
Subsidiary		I.26
Legal Proceedings		I.27

CHAPTER TWO	MARKET AREA

Introduction		II.1
National Economic Factors		II.2
Market Area Demographics		II.4
Local Economy		II.6
Unemployment Trends		II.9
Market Area Deposit Characteristics and Competition		II.10

CHAPTER THREE	PEER GROUP ANALYSIS

Peer Group Selection		III.1
Financial Condition		III.6
Income and Expense Components		III.9
Loan Composition		III.12
Credit Risk		III.14
Interest Rate Risk		III.16
Summary		III.16

RP® Financial, LC.	TABLE OF CONTENTS
ii

TABLE OF CONTENTS

CAMPELLO BANCORP, INC.

THE COMMUNITY BANK

Brockton, Massachusetts

(continued)

DESCRIPTION		PAGE NUMBER
CHAPTER FOUR	VALUATION ANALYSIS

Introduction		IV.1
Appraisal Guidelines		IV.1
RP Financial Approach to the Valuation		IV.1
Valuation Analysis		IV.2
1. Financial Condition		IV.3
2. Profitability, Growth and Viability of Earnings		IV.4
3. Asset Growth		IV.5
4. Primary Market Area		IV.6
5. Dividends		IV.8
6. Liquidity of the Shares		IV.8
7. Marketing of the Issue		IV.9
A. The Public Market		IV.9
B. The New Issue Market		IV.16
C. The Acquisition Market		IV.19
8. Management		IV.20
9. Effect of Government Regulation and Regulatory Reform		IV.20
Summary of Adjustments		IV.21
Valuation Approaches		IV.21
1. Price-to-Earnings (“P/E”)		IV.22
2. Price-to-Book (“P/B”)		IV.23
3. Price-to-Assets (“P/A”)		IV.23
Comparison to Recent Offerings		IV.24
Other Considerations		IV.24
Valuation Conclusion		IV.25

RP® Financial, LC.	LIST OF TABLES
iii

LIST OF TABLES

CAMPELLO BANCORP, INC.

THE COMMUNITY BANK

Brockton, Massachusetts

TABLE NUMBER	DESCRIPTION	PAGE
1.1	Unconsolidated Balance Sheet	I.4
1.2	Historical Balance Sheet Data	I.11
1.3	Historical Income Statements	I.16

2.1	Summary Demographic Data	II.5
2.2	Plymouth County Major Employers	II.7
2.3	Barnstable County Major Employers	II.8
2.4	Primary Market Area Employment Sectors	II.9
2.5	Unemployment Trends	II.10
2.6	Deposit Summary	II.11
2.7	Market Area Deposit Competitors	II.12

3.1	Peer Group of Publicly-Traded Thrifts	III.3
3.2	Balance Sheet Composition and Growth Rates	III.7
3.3	Income as a Pct. of Avg. Assets and Yields, Costs, Spreads	III.10
3.4	Loan Portfolio Composition and Related Information	III.13
3.5	Credit Risk Measures and Related Information	III.15
3.6	Interest Rate Risk Measures and Net Interest Income Volatility	III.17

4.1	Peer Group Market Area Comparative Analysis	IV.7
4.2	Pricing Characteristics and After-Market Trends	IV.17
4.3	Market Pricing Comparatives	IV.18
4.4	Public Market Pricing	IV.27

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.1

I. OVERVIEW AND FINANCIAL ANALYSIS

Introduction

The Community Bank (“Community Bank” or the “Bank”), organized in 1877, is a state chartered stock savings bank which conducts operations through its main office in Brockton, Massachusetts. The Bank serves all of southeastern Massachusetts from an area extending from Boston’s south shore suburban areas to Cape Cod through the Bank’s main office and two branch offices located in Brockton, and via single office locations in Bridgewater, Lakeville and Sandwich. The main office and 4 of the Bank’s branches are located in Plymouth County and 1 branch is located in Barnstable County.

In order to enhance the ability to expand commercial account relationships, the Bank has been executing a strategy to open non-depository business resource centers, which consist of leased offices staffed by a business development officer and an administrative officer. The business resource centers are relatively low-cost in terms of the operating and overhead expenses and are perceived to be a cost-effective alternative delivery system, particularly with regard to the needs of its small business customers. Based on their success in developing new business, the low cost facilities can be expanded to full-service branch offices if circumstances so dictate. Community Bank currently maintains two business resource centers on Cape Cod (Falmouth and Hyannis) and is seeking to expand the number of offices in the future (locations are undetermined).

The Bank is a member of the Federal Home Loan Bank (“FHLB”) system, and its deposits are insured up to the regulatory maximums by the Federal Deposit Insurance Corporation (“FDIC”), with amounts above this level insured by the State Depositors Insurance Fund (“DIF”). As more fully described below, in 1994, the Bank reorganized into a mutual holding company structure. As part of the reorganization, Community Bank formed Campello Bancorp, Inc. (“CBI” or the “Company”), a state-chartered mutual holding company (“MHC”). Simultaneously, Community Bank became a state-chartered capital stock savings bank, and a wholly-owned subsidiary of the Company, and the Company became the wholly-owned subsidiary of the MHC. At April 30, 2008, the Company had $386.8 million in assets, $279.5 million in deposits and total equity of $23.4 million equal to 6.1% of total assets. The Company’s audited financial statements are included by reference as Exhibit I-1.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.2

Current Organization Structure

CBI was organized in 1994, concurrent with the Bank’s reorganization from a state-chartered mutual savings bank into a mutual holding company structure. In conjunction with the reorganization, CBI was formed and concurrently owns all the capital stock of the Bank. No stock was issued publicly pursuant to the reorganization. The Bank transferred a small portion of its retained earnings to the Company at initial capitalization. At the same time, the Bank converted to a state-chartered stock savings bank with the Company owning all of its outstanding stock. The Company is a bank holding company and conducts its operations primarily through the Bank. A chart showing the current structure of the MHC and the Bank is set forth below.

One of the principal purposes of forming the mutual holding company was to facilitate growth and leveraging of the Bank and the Company. In this regard, the Company has raised funds through the issuance of subordinated debentures to its wholly-owned subsidiary, Campello Capital Trust 1 (“Trust I” or the “Trust”), an unconsolidated Delaware statutory trust. The Trust has funded the purchases of the subordinated debentures by offering capital securities representing preferred ownership interests in the assets of the Trust. Using interest payments made by the Company on the debentures, the Trust pays regular dividends to preferred security holders. The Company has the option to defer interest payments on the subordinated debentures for up to five years and, accordingly, the Trust may defer dividend distributions on the capital securities for up to five years. The subordinated debentures are due and payable in full in October 8, 2033, but may be prepaid without penalty commencing in October 2008.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.3

Substantially all of the funds raised through the issuance of the subordinated debentures were infused into the Bank with the objective of increasing its regulatory capital and to facilitate targeted growth. A small balance of funds is maintained at the Company level to cover operating costs including interest payments. Importantly, the outstanding subordinated debt may be included in regulatory Tier 1 capital subject to a limitation that such amounts not exceed 25% of Tier 1 capital. At April 30, 2008, subordinated debt aggregating to $4.0 million is included in the Bank’s Tier 1 capital.

Table 1.1 is an unconsolidated balance sheet for CBI, reflecting this financing transaction. It is important to note that while the Bank’s equity on a generally accepted accounting principles (“GAAP”) basis is equal to $27.0 million as of April 30, 2008, or 7.00% of total assets, the Company’s balance sheet on a consolidated basis is more leveraged, reflecting total equity of only $23.4 million, or 6.05% of total assets. As a result of the level of debt at the Company level, the Bank upstreams dividends to service the debt. The Company incurred $381,000 of interest expense on the subordinated debt for the fiscal year ended April 30, 2008.

Plan of Conversion

The respective Boards of Directors of the Company and the Bank adopted a plan of conversion and reorganization on April 17, 2008 (the “Plan”), which was amended as of June 19, 2008. Pursuant to the Plan, the organization will convert from the mutual holding company form of organization to the stock form and will sell shares of common stock to the public in a stock offering. The conversion (the “Conversion”) will be accomplished under the laws of the Commonwealth of Massachusetts and the regulations of the Division, and other applicable laws and regulations. As part of the Conversion, the MHC, the mutual holding company parent of the Company will be merged into the Bank and the MHC will no longer exist. The Company, a Massachusetts corporation, which owns 100% of the Bank, will be succeeded by a new Maryland corporation with the same name. When the conversion is completed, all of the capital stock of Community Bank will be owned by Campello Bancorp, Inc., the newly formed Maryland-chartered holding company and all of the common stock of CBI will be owned by public stockholders.

Concurrent with the plan of conversion and reorganization, the Company will retain up to 50% of the net proceeds of the stock offering, and downstream the remaining net proceeds to the Bank. The funds downstreamed to the Bank will be includable as Tier 1 capital.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.4

Table 1.1

Campello Bancorp, Inc.

Unconsolidated Balance Sheet

4/30/08 Amount
($000)
Assets
Due From Banks	$64
Investment Securities	199
Investment in The Community Bank	27,038
Investment in Campello Capital Trust I	124
Other Assets	113

Total Assets	$27,538

Liabilities
Subordinated Debt	4,124
Other Liabilities	20

Total Liabilities	$4,144
Equity	$23,394

Total Liabilities and Equity	$27,538

Memo Items:
Campello Bancorp, Inc.
Consolidated Equity	$23,394
Consolidated Assets	386,778
Consolidated Equity/Assets	6.05%

The Community Bank
Total Equity	$27,016
Total Assets	385,956
Equity/Assets	7.00%

Source: Internal financial statements.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.5

Immediately after consummation of the conversion and reorganization, it is not anticipated that the Company will engage in any business activity other than ownership of the Bank subsidiary, extending the loan to the Bank’s newly formed employee stock ownership plan (“ESOP”) and investment of stock proceeds that are retained by the Company. It is anticipated that the shares will be offered in a subscription offering to the Bank’s Eligible Account Holders, Supplemental Eligible Account Holders, Employee Stock Ownership Plan, and Employees, Officers and Directors of Community Bank and the MHC and Corporators of the MHC. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a community offering.

Establishment of a Charitable Foundation

In order to enhance the historically strong community service and reinvestment activities, the Company will establish The Community Bank Foundation, Inc. (the “Foundation”), a private charitable foundation, in connection with the Offering. The Company will make a contribution to the Foundation equal to 5% of the value of the conversion offering based on the $10.00 per share IPO price. The contribution to the Foundation will be in the form of common stock, equal to 95% of the contribution, with the 5% remaining balance of the contribution in the form of cash.

The Foundation’s charitable giving is intended to complement the Company’s existing community reinvestment activities, and will be dedicated to help fund local projects and to support certain civic, charitable and cultural organizations within the communities served by the Bank. The Company believes the Foundation will enhance the Bank’s already strong reputation for community service. The Foundation’s ownership of the Company’s stock will enable the local community served to share in the potential increase in market value and dividends over time.

Strategic Overview

Throughout much of its corporate history, the Company’s strategic focus has been that of a community-oriented financial institution with a primary focus on meeting the borrowing, savings and other financial needs of its local customers in the area surrounding the Company’s office in Brockton, while gradually expanding the markets served through branching into other areas of southeastern Massachusetts and Cape Cod between 1996 and 2006 (three branches and two business resource centers were opened during this period). The expansion of the

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.6

Company’s retail footprint, both with respect to the expansion of full-service branches and the establishment of business resource centers, was undertaken in conjunction with the Company’s growth and expansion initiative which commenced in the mid-to-late 1990s which will be described more fully below.

Up through the prior decade, the Company had pursued a residential lending strategy for portfolio, with a moderate level of diversification into residential construction lending. The Company has emphasized high quality and flexible customer service, capitalizing on its local orientation and relatively broad array of products and services. In the early to mid 1990s, the Company was a relatively small institution with less than $100 million in total assets and conducted operations through three full-service retail banking offices in Brockton. Subsequently, CBI embarked on a growth and expansion strategy which included: (1) adding three full service branch offices and two business resource centers in southeastern Massachusetts including Cape Cod; (2) offering non-traditional products and services including non-insured investment products through a third party vendor relationship and by acquiring an insurance agency in 2005 so that the Company could offer a broad line of insurance products; and (3) gradually diversifying the products and services offered to be more consistent with the product offerings of a community bank, which primarily entailed offering loan and deposit products targeted toward the small business community.

The Company’s growth and diversification strategy has been facilitated by the sale of a number of community banks over the last ten years which has led to dissatisfaction among both borrowers and commercial lenders and has enhanced the ability of the Company to: (1) attract high quality commercial loan officers experienced in the local market; and (2) compete more effectively for commercial account relationships by emphasizing its local orientation and high level of service as compared to the larger competitors headquartered out-of-state which increasingly dominate the local market.

With the increased emphasis on commercial lending in recent years, the Company has been required to develop the infrastructure to undertake more diversified lending. In this regard, management has developed extensive policies and procedures pertaining to credit standards and the administration of commercial accounts. Additionally, the Company has employed a total of three loan officers who have local commercial lending experience to conduct the commercial lending operations while also developing the appropriate support functions in the loan underwriting, credit administration and loan servicing functions. The Company’s expanded

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.7

community bank focus has led to an expansion that is evidenced by the growth of commercial real estate and commercial and industrial non-mortgage loans (“C&I” loans) – specifically, these loans in aggregate have increased from $47.6 million, or 23.8% of total loans as of April 30, 2004, to $107.4 million, or 33.0% of total loans as of April 30, 2008, which reflects a 22.6% compounded annual growth rate. Growth in commercial lending is expected to continue as such loans will continue to be emphasized by the Company.

The Company has employed several means to fund targeted loan and balance sheet growth, both from a capital and liquidity perspective. While it is the Company’s preference to fund growth out of retained earnings, asset growth realized over the last decade has outstripped equity growth and thus, the Company’s capital has been leveraged. As previously discussed, one of the principal purposes of forming the mutual holding company was to facilitate growth and leveraging of the Company and the Company, primarily by raising regulatory capital through the issuance of subordinated debentures to its wholly-owned subsidiary (Trust I). The regulatory capital raised in this fashion has facilitated the Bank and Company’s regulatory capital compliance and maintenance of “well-capitalized” status notwithstanding its relatively leveraged GAAP equity ratio.

Expanding the Company’s retail branch footprint has been an important aspect of the growth and expansion strategy. CBI has sought expanded market coverage to provide enhanced service to its retail consumer and commercial customers while also seeking to expand the deposit balances in order to fund loan growth. Specifically, over the last nine years, the Company has doubled the number of retail banking offices to a total of six by opening three offices on a de novo basis, while simultaneously opening two limited service business resource centers on Cape Cod. The Company may also seek to continue to grow through the future acquisition of branches or other financial institutions, as well as through de novo branching and organic growth realized through the current existing branch and delivery system.

While it is the Company’s preference to utilize lower costing retail deposits to fund operations, borrowings have been employed as a supplemental funding source to facilitate management of funding costs (i.e., to limit the requirement to pay aggressively to attract deposit funds to meet established growth objectives) and manage interest rate risk. FHLB advances constituted the Company’s the only source of borrowings as of April 30, 2008 (other than subordinated debt) with many advances consisting of fixed term fixed rate advances with maturities generally less than two years.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.8

Following the Conversion, the Company may evaluate the use of additional borrowings to facilitate leveraging of its higher capital position that will result from the stock offering. Moreover, the Company plans to expand the deposit base both through existing offices and by more fully developing commercial account relationships through the establishment of additional business resource centers at an anticipated rate of one per year over the next three to four years. The Company will also support the deposit growth strategy in the commercial area by employing alternative delivery and support systems such as remote deposit capture and courier services.

The Company’s earnings base is largely dependent upon net interest income and operating expense levels, as sources of non-interest operating income remain relatively limited, notwithstanding management’s efforts to increase their levels. The Company’s reported and core earnings have decreased from the peak level reported in fiscal 2004 as a result of spread compression resulting from the flat yield curve environment which prevailed in much of fiscal 2007 and fiscal 2008. Moreover, in addition to the earnings impact of spread compression referenced above, the Company has been subject to earnings pressure over the last several years as has undertaken several major initiatives to enhance its personnel, office facilities and infrastructure. Such investments have been incurred primarily in connection with the Company’s strategy to become a more effective competitor in the commercial and retail banking arena as noted earlier (i.e., branching and expanded staffing, particularly in the commercial area).

The post-offering business plan of the Company is expected to continue to emphasize the recent strategic thrust which has been focused on serving the financial needs of small businesses in its market on a comprehensive basis while continuing to serve its traditional base of retail consumers by offering an array of consumer mortgage and non-mortgage loan products and a broad array of deposit products. As noted earlier, the Company will support its growth objectives by marketing through existing offices and through the establishment of additional business resource centers.

CBI will be seeking to leverage its infrastructure investments in office facilities and technology through balance sheet and fee income growth and on-going development of strong customer relationships, as it seeks to more fully develop its community bank profile in the markets served. In the near term, the Company will incur material costs in connection with the growth and expansion which will negatively impact near-term profitability.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.9

The Company’s Board of Directors has elected to convert to the stock form of ownership to improve the competitive position of the Company. The capital realized from the Conversion will increase the operating flexibility and overall financial strength of the Company, as well as support the expansion of the Company’s strategic focus of providing competitive community banking services in its local market area as described above. The additional capital realized from the stock proceeds will increase liquidity to support funding of future loan growth and other interest-earning assets. The Company’s higher capital position resulting from the infusion of stock proceeds will also serve to reduce interest rate risk, through enhancing the Company’s interest-earning-assets-to-interest-bearing-liabilities (“IEA/IBL”) ratio. The additional funds realized from the Conversion will also provide an alternative funding source to deposits and borrowings in meeting the Company’s future funding needs.

From a capital standpoint, the Company’s higher equity-to-assets ratio will better position the Company to take advantage of expansion opportunities as they arise. Such expansion would most likely occur through targeted branching, and possibly through the acquisition of branch offices or other financial institutions that would provide for further penetration in the markets currently served by the Company or nearby surrounding markets. The Company may also seek to expand in the area of non-traditional fee generating products and services, either organically or through acquisition. At this time, the Company has no specific plans for expansion other than through establishing additional branches.

The projected use of proceeds is highlighted below.

•

Company. The Company is expected to retain up to 50% of the net offering proceeds, subject to infusing a minimum amount of capital sufficient to increase the Bank’s Tier 1 leverage capital ratio to 10%. At present, Company funds, net of the loan to the ESOP, are expected to be placed into short-term investment securities. Over time, Company funds are anticipated to be utilized for various corporate purposes, including benefit plans and retirement of subordinated debt as it can be repaid without penalty in October 2008. Additionally, cash retained by the holding company may possibly be utilized to consummate acquisitions, infuse additional equity into the Bank, repurchase common stock, and to fund the payment of regular and/or special cash dividends.

•

Bank. The balance of the net offering proceeds will be infused into the Company in exchange for all of the Company’s newly-issued stock. The increase in the Company’s capital will be less, as the amount to be borrowed by the ESOP to fund an 8% stock purchase will be accounted for as a contra-equity. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Company are anticipated to become part of

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general operating funds, and are expected to initially be invested in short-term investments pending longer term deployment (i.e., funding lending activities and for general corporate purposes).

Balance Sheet Trends

Growth Trends

Over the last 5 years, the Company has implemented a strategy of growth and expansion, achieved both through internal growth at existing branches and through the establishment of de novo branches and business resource centers. This strategy is evidenced in the summary balance sheet data set forth in Table 1.2, which shows that total assets increased at a moderate to strong pace equal to 11.0% annually, from $253.4 million at the end of fiscal 2004, to $386.8 million as of April 30, 2008. The largest portion of the growth in the portfolio of interest-earning assets on an aggregate dollar basis has been realized in the portfolio of loans held-to-maturity which increased at a 12.8% compounded annual rate from the beginning of fiscal 2004 through April 30, 2008. Growth in the loan portfolio is primarily attributable to expansion of the portfolio of commercial mortgage, C&I loans and construction and land development loans as the proportion of residential mortgage loans has diminished modestly since the end of fiscal 2004, as the Company has directed its lending emphasis to commercial lending.

The Company’s assets are funded through a combination of deposits, borrowings and retained earnings. Deposits have always comprised the majority of funding liabilities, increasing at an annual rate of 7.1% since 2004. Borrowings have increased more rapidly (45.8% annually in aggregate since the end of 2004) reflecting the expanded utilization of FHLB advances.

Annual equity growth equaled 5.7% since the end of fiscal 2004, with the modest growth rate reflecting the Company’s moderate return on equity (“ROE”), particularly as CBI realized spread compression in recent periods and as the Company incurred additional expenses associated with the build-up of its infrastructure and most recently increased loan loss provisions. The post-offering equity growth rate may initially fall below historical levels given the increased equity, the initial anticipated modest return on the net offering proceeds in the current interest rate environment, and the costs of the stock benefit plans, public company reporting, and ongoing infrastructure expansion. Over the longer term, as the new equity is leveraged through growth, the return on equity could improve.

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Table 1.2

Campello Bancorp, Inc.

Historical Balance Sheet Data

											4/30/04- 4/30/08 Annual. Growth Rate
	As of April 30,
	2004		2005		2006		2007		2008
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)
Total Amount of:
Assets	$253,419	100.00%	$293,353	100.00%	$324,956	100.00%	$367,950	100.00%	$386,778	100.00%	11.15%

Cash on hand and in other banks	7,829	3.09%	7,544	2.57%	5,895	1.81%	5,806	1.58%	6,374	1.65%	-5.01%
Federal funds sold	56	0.02%	281	0.10%	507	0.16%	2,160	0.59%	3,506	0.91%	181.29%
Investment securities available for sale	28,545	11.26%	28,773	9.81%	29,166	8.98%	28,891	7.85%	27,294	7.06%	-1.11%
Mortgage-backed securities available for sale	844	0.33%	633	0.22%	445	0.14%	314	0.09%	241	0.06%	-26.90%
Loans held for sale	2,851	1.13%	0	0.00%	0	0.00%	3,092	0.84%	4,194	1.08%	10.13%
Loans receivable, net	199,066	78.55%	239,913	81.78%	268,450	82.61%	306,652	83.34%	322,559	83.40%	12.82%
Servicing assets	373	0.15%	336	0.11%	314	0.10%	223	0.06%	217	0.06%	-12.67%
Bank owned life insurance	2,003	0.79%	2,083	0.71%	2,165	0.67%	2,249	0.61%	2,335	0.60%	3.91%
Goodwill and intangible assets	0	0.00%	0	0.00%	903	0.28%	862	0.23%	820	0.21%	N.M.
Prepaid expenses and other assets	779	0.31%	946	0.32%	978	0.30%	1,031	0.28%	1,134	0.29%	9.84%
Deposits	212,123	83.70%	232,937	79.41%	232,893	71.67%	271,892	73.89%	279,492	72.26%	7.14%
Borrowed funds	17,134	6.76%	35,132	11.98%	65,149	20.05%	67,681	18.39%	77,403	20.01%	45.79%
Subordinated debentures	4,124	1.63%	4,124	1.41%	4,124	1.27%	4,124	1.12%	4,124	1.07%	0.00%

Retained earnings	$18,752	7.40%	$19,923	6.79%	$21,372	6.58%	$22,725	6.18%	$23,394	6.05%	5.69%

Loans/Deposits		93.84%		102.99%		115.27%		112.78%		115.41%

Offices Open	5		5		6		6		6

(1)	Ratios are as a percent of ending assets.

Sources: Campello Bancorp’s prospectus, audited and unaudited financial statements and RP Financial calculations.

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Loans Receivable

Loans receivable (including loans available for sale) totaled $326.8 million, or 84.5% of total assets, as of April 30, 2008, and reflects steady growth since the end of fiscal 2004 approximating 12.8% for portfolio loans on a compounded annual basis. Over this period, the proportion of loans to total assets has increased modestly as the level of cash and investments has fallen reflecting the fact that loan growth has outstripped deposit growth. The composition of the loan portfolio has gradually shifted since the end of fiscal 2004 to include a higher proportion of commercial mortgage, C&I loans, and construction loans, while the proportion of 1-4 family mortgage loans and home equity loans has diminished.

The residential mortgage loan portfolio consists primarily of shorter term fixed rate loans (i.e., maturities of 15 years or less) and, to a lesser extent, adjustable rate loans as the Company’s policy is to generally sell longer term fixed rate loans into the secondary market. The majority of the Company’s 1-4 family residential mortgage loans conform to standards set by Freddie Mac or Fannie Mae. Most non-conforming residential loans are non-conforming as to the loan amount (i.e., jumbo loans), while otherwise meeting the agency credit criteria.

The balance of the 1-4 family mortgage loan portfolio has increased modestly over the last five fiscal years (but diminished as a percent of total loans) reflecting the Company’s preference to originate adjustable rate loans as well as the greater emphasis on commercial lending. As a result, permanent 1-4 family residential mortgage loans have declined in proportion to total loans (from 57.5% of total loans in fiscal 2004, to 46.1% of total loans as of April 30, 2008). Conversely, commercial loans (including commercial real estate and C&I loans) have increased in recent years to equal 33.0% in aggregate. Construction lending has also been a significant component of the loan portfolio historically but balances appear to have leveled reflecting a conscious decision by management to limit its construction loan exposure given the current weak real estate market.

Cash, Investments and Mortgage-Backed Securities

The intent of the Company’s investment policy is to provide adequate liquidity, to generate a favorable return on excess investable funds and to support the established credit and interest rate risk objectives. The balance of cash and investments has remained relatively stable since the end of fiscal 2004, though the ratio of cash and investments to assets has diminished as a result of asset growth, declining from 14.7% to 9.7% as of the end of fiscal 2008. The comparatively modest level of cash and investments currently is reflective of the Bank’s general preference to invest in whole loans.

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The Bank’s investment securities and MBS equaled $27.5 million, or 7.1% of total assets as of April 30, 2008, and were primarily comprised of U.S. government and agency securities and a small balance of MBS. Additionally, the Bank maintains permissible equity investments such as FHLB stock with a fair value of $4.6 million as of April 30, 2008 (see Exhibit I-3 for the investment portfolio composition). It has been the Company’s recent practice to classify its investments and MBS as AFS at the time of purchase. High quality short-to-intermediate term U.S. agency securities (typically with effective durations of less than 5 years) comprise the largest segment of the investment portfolio, totaling $27.3, or 7.1% of assets, as of April 30, 2008. The balance of the investment securities portfolio totaled $241,000, or 0.1% of total assets, as of April 30, 2008, and was comprised of MBS.

No major changes to the composition and practices with respect to the management of the investment portfolio are anticipated over the near term. The level of cash and investments is anticipated to increase initially following Conversion, pending gradual redeployment into higher yielding loans.

Bank Owned Life Insurance

As of April 30, 2008, the balance of bank owned life insurance (“BOLI”) totaled $2.3 million, which reflects growth since the end of fiscal 2004 owing to increases in the cash surrender value of the policies. The balance of the BOLI reflects the value of life insurance contracts on selected members of the Bank’s management and has been purchased with the intent to offset various benefit program expenses on a tax advantaged basis. The increase in the cash surrender value of the BOLI is recognized as an addition to other non-interest income on an annual basis.

Goodwill and other Intangible Assets

In May 2005, the Company acquired 80% of the outstanding stock of McCormick & Sons Insurance Agency, Inc. (“McCormick”) for a total cost of $899,540, which was paid with cash and debt. McCormick services both personal and commercial lines of insurance through two offices in southeastern Massachusetts. It is the Bank’s intention, at a subsequent date, to acquire the remaining 20% of the agency’s voting stock in accordance with a stock purchase

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agreement. The Bank recorded goodwill of $613,138 and a customer relationship intangible asset of $265,171, which is being amortized on a straight-line basis over eight years. As of April 30, 2008, the Company’s intangible asset balance totaled $820,000, equal to 0.21% of assets.

Funding Structure

Retail deposits have consistently been the substantial portion of balance sheet funding. Since fiscal year-end 2004, deposits have grown at a 9.8% compounded annual rate. The Company has been seeking to build the balance of transaction accounts in its efforts to transition operations to a “community bank” structure and has achieved some success in this regard. In particular, the Company has had success in generating deposits by offering high yield checking accounts to both retail consumers and business customers (Rewards Checking for consumers and the “T Account” for business customers). Both of these checking account offerings have been successful in expanding the base of checking accounts (both interest and non-interest bearing) to $140.7 million, equal to 51.92% of total deposits as of April 30, 2008. Coupled with the a modest decline in savings accounts and the Company’s need for funds to fund asset growth, CDs have also grown modestly to equal $95.8 million, or 35.4% of total deposits.

The Company has utilized borrowed funds to a moderate degree, both at the Company and Bank levels, with the majority of borrowed funds consisting of FHLB advances totaled $75.5 million, representing 19.5% of total assets as of April 30, 2008. The Company typically utilizes borrowings: (1) when such funds are priced attractively relative to deposits; (2) to lengthen the duration of liabilities; (3) to enhance earnings when attractive revenue enhancement opportunities arise; and (4) to generate additional liquid funds, if required.

A portion of the funds borrowed by the Company in the form of subordinated debt was infused into the Company to bolster regulatory capital to facilitate growth and branching initiatives. Subordinated debt totaled $4.1 million, equal to 1.1% of total assets as of April 30, 2008.

Capital

Annual equity growth for the Company since the end of 2004 has approximated 5.7%, reflecting moderate profitability and a relatively leveraged capital ratio on a consolidated basis. As of April 30, 2008, the Company’s consolidated equity totaled $23.4 million, or 6.05% of total

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assets, while the tangible capital balance was modestly lower, equal to $22.6 million, or 5.84% of assets, reflecting the small balance of intangible assets remaining from the acquisition of McCormick. At the same date, the Bank’s capital ratios were higher reflecting the impact of subordinated debt issued by the Company with substantially all of the proceeds infused into the Bank as capital. The Bank and the Company maintained capital surpluses relative to its regulatory capital requirements at April 30, 2008, and qualified as a “well capitalized” institution. The offering proceeds will serve to further strengthen the Bank’s regulatory capital position as well as the Company’s GAAP equity on a consolidated basis. The principal objective of the Conversion is to raise capital to support the Company’s ability to achieve targeted growth. Importantly, the equity growth rate is expected to slow for the Company on a post-offering basis given the pro forma increase in equity, the potential dividend policy, and expansion-related expenses including the cost of new business resource centers and the related staffing costs.

Income and Expense Trends

Table 1.3 shows the Company’s historical income statements for the fiscal years ended April 30, 2004 through 2008. The Company’s earnings were relatively stable from fiscal 2004 to fiscal 2006 as growth in the net interest margin facilitated by balance sheet growth offset the impact of increasing expense levels. Net income was at a peak level of $1.5 million, equal to 0.50% of assets in fiscal 2006, while subsequently declining to $1.1 million and $576,000 in fiscal 2007 and fiscal 2008, respectively, as a spread compression limited net interest income, notwithstanding balance sheet growth. Additionally, the Company has added branches and business resource centers and incurred the related staffing exposure which has also been a factor in the recent earnings pressures. Increased loan loss provisions were also a factor in the reduction of net income in the most recent fiscal year. These and other trends with respect to CBI’s income and expenses will be discussed in the balance of this section.

Net Interest Income

Net interest income increased over the fiscal 2004 to fiscal 2006 time period, from $7.7 million (3.23% of average assets) to $10.4 million (3.35% of average assets) as a result of both balance sheet growth and modest improvement in the Bank’s spreads, partially reflecting the increased commercial lending emphasis. Net interest income has subsequently diminished from a peak level of $10.4 million which prevailed in fiscal 2006, to $10.2 million for the twelve months ended April 30, 2008. The reduction occurred notwithstanding the positive impact of

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Table 1.3

Campello Bancorp, Inc

Historical Income Statements

	For the Fiscal Year Ended April 30,
	2004		2005		2006		2007		2008
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)
Interest income	$11,044	4.64%	$13,462	4.90%	$17,170	5.55%	$20,945	5.97%	$22,848	5.95%
Interest expense	(3,356)	-1.41%	(3,995)	-1.45%	(6,803)	-2.20%	(11,251)	-3.21%	(12,697)	-3.31%

Net interest income	$7,688	3.23%	$9,467	3.45%	$10,367	3.35%	$9,694	2.76%	$10,151	2.64%
Provision for loan losses	(180)	-0.08%	(675)	-0.25%	(870)	-0.28%	(450)	-0.13%	(1,045)	-0.27%

Net interest income after provisions	$7,508	3.16%	$8,792	3.20%	$9,497	3.07%	$9,244	2.64%	$9,106	2.37%

Other operating income	$2,345	0.99%	$1,933	0.70%	$2,542	0.82%	$2,979	0.85%	$3,168	0.83%
Operating expense	(7,795)	-3.28%	(8,520)	-3.10%	(9,502)	-3.07%	(10,543)	-3.01%	(11,478)	-2.99%

Net operating income	$2,058	0.86%	$2,205	0.80%	$2,537	0.82%	$1,680	0.48%	$796	0.21%

Net income before tax	$2,058	0.86%	$2,205	0.80%	$2,537	0.82%	$1,680	0.48%	$796	0.21%
Income tax provision	(654)	-0.27%	(859)	-0.31%	(991)	-0.32%	(628)	-0.18%	(220)	-0.06%

Net income (loss)	$1,404	0.59%	$1,346	0.49%	$1,546	0.50%	$1,052	0.30%	$576	0.15%

Adjusted Earnings
Net income	$1,404	0.59%	$1,346	0.49%	$1,546	0.50%	$1,052	0.30%	$576	0.15%
Add(Deduct): Net gain/(loss) on sale	0	0.00%	0	0.00%	0	0.00%	0	0.00%	0	0.00%
Tax effect (2)	0	0.00%	0	0.00%	0	0.00%	0	0.00%	0	0.00%

Adjusted earnings	$1,404	0.59%	$1,346	0.49%	$1,546	0.50%	$1,052	0.30%	$576	0.15%
Expense Coverage Ratio (3)	98.6%		111.1%		109.1%		91.9%		88.4%
Efficiency Ratio (4)	77.7%		74.7%		73.6%		83.2%		86.2%
Effective Tax Rate	31.8%		39.0%		39.1%		37.4%		27.6%

(1)	Ratios are as a percent of average assets.
(2)	Assumes a 41% effective tax rate for federal & state income taxes.
(3)	Expense coverage ratio calculated as net interest income before provisions for loan losses divided by operating expenses.
(4)	Efficiency ratio calculated as operating expenses divided by the sum of net interest income before provisions for loan losses plus other income (excluding net gains).

Sources: Campello Bancorp’s prospectus, audited & unaudited financial statements and RP Financial calculations.

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balance sheet growth realized over the period and ongoing restructuring of the loan portfolio to include higher yielding commercial and construction loans. Net interest income has been limited in recent periods primarily by spread compression and as a result, the ratio of net interest income to average assets has diminished, from 3.35% in fiscal 2006, to 2.64% for the twelve months ended April 30, 2008.

Data pertaining to the Company’s interest rate spreads are set forth in Exhibit I-4 and show that its spreads have declined over the last three fiscal years. Specifically, the Company’s interest rate spread decreased from 3.14% in fiscal 2006 to 2.38% in fiscal 2008. The yield-cost spreads are the result of several factors including the flattening or flat yield curve experienced over much of the period since fiscal 2006. Additionally, the benefit of recent short-term rate reductions by the Federal Reserve have not been fully realized into net interest income as the Company has frozen the rate on many of its short term business checking accounts (the T accounts) in an effort to retain the funds and the overall deposit relationship.

Loan Loss Provisions

Provisions for loan losses have typically been limited reflecting the Company’s relatively strong asset quality historically and the secured nature of the loan portfolio; the majority of the loan portfolio is secured by real estate collateral in the Company’s local market area. In the most recent fiscal year, however, non-performing assets (“NPAs”) have increased, resulting in a higher level of loan loss provisions. For the 12 months ended April 30, 2008, loan loss provisions totaled $1.045 million, or 0.27% of average assets, which is well above the level of $450,000, equal to 0.13% of assets, reported in fiscal 2007.

Going forward, the Company will continue to evaluate the adequacy of the level of general valuation allowances (“GVAs”) on a regular basis, and establish additional loan loss provisions in accordance with the Company’s asset classification and loss reserve policies.

Non-Interest Income

Other non-interest income has been increasing over the last five fiscal years, from $2.3 million in fiscal 2004 (0.99% of average assets) to $3.2 million in fiscal 2008 (0.83% of average assets). The bulk of CBI’s fee income is comprised of fees related to its depository activities, lending, and mortgage servicing. However, the Company has also diversified into non-traditional product lines (primarily insurance commission income), which provides a modest

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amount of fee income. Additionally, non-interest income was further enhanced by the purchase of BOLI, wherein the income from the increase in the cash surrender value of the policies is reflected as non-interest income.

Management will seek to increase the level of non-interest fee income by continuing to expand fee generating commercial loan and deposit relationships and by increasing non-traditional products and services such as insurance products offered through McCormick as well as through the sale of non-insured investment products through a third-party provider.

Operating Expenses

The Company’s operating expenses have increased in recent years due to asset growth, emphasis in commercial lending, de novo branching, and revenue diversification strategies. Specifically, cost increases reflect increased business volumes facilitated by the ongoing management and staff expansion related to CBI’s efforts to expand small business account relationships from both a lending and depository perspective. Marketing expenses have also increased as CBI has sought to increase its visibility and name recognition locally in the face of significant competition and volume related expenses such as mailing, data processing have all been subject to increase as the Company has grown. As a result, since fiscal 2004, operating expenses have increased from $7.8 million, or 3.28% of average assets, to $11.5 million, or 2.99% of average assets for fiscal 2008. However, the operating expense ratio diminished over the fiscal 2004 to 2008 timeframe as asset growth outstripped the growth rate for expenses.

Operating expenses are expected to increase following the Conversion as a result of the expense of the stock-related benefit plans, the cost related to operating as a public company and as a result of long-term plans to continue to expand commercial account relationships and the related delivery systems. With regard to this latter factor, the Company plans to establish additional business resource centers at an anticipated rate of one per year over the next three to four years. The Company will also support the deposit growth strategy in the commercial area by employing alternative delivery and support systems such as remote deposit capture and courier services which have also been a factor in the recent growth of CBI’s operating costs. Furthermore, CBI expects to continue to gradually build its commercial lending staffing levels to take advantage of the expanded branch coverage. The Company will be seeking to offset such costs over time through growth and increased efficiency.

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Taxes

The Company’s average tax rate has been trending downward over the last several fiscal years, reflecting the impact of various tax minimization strategies, which have primarily included the investment in BOLI, and the holding of a substantial portion of the Bank’s securities portfolio in a first tier subsidiary the Bank known as Campello Securities Corporation. Investment income generated by this special purpose investment subsidiary is taxed at a comparatively low effective tax rate (less than 2% versus the state corporate tax rate of 10.5% for other income earned by the Company).

For fiscal 2008, the Company’s average tax rate equaled 27.6% which was below the fiscal 2007 rate of 37.4%.

Efficiency Ratio

The Company’s efficiency ratio improved from fiscal 2004 to fiscal 2006, reflecting its improving core profitability but reflects an adverse trend since the end of fiscal 2006 largely as a result of diminishing net interest income owing to spread compression. Specifically, the efficiency ratio decreased from 77.7% in fiscal 2004, to 73.6% in fiscal 2006, as the net interest margin expanded at a more rapid pace than operating expenses. Conversely, since fiscal 2006, the level of net interest income has diminished while operating expenses have increased as previously discussed. Accordingly, the efficiency ratio has increased (i.e., become less favorable) from 73.6% in fiscal 2006, to 86.2% for fiscal 2008.

On a post-offering basis, the efficiency ratio is expected to show some improvement as the net interest ratio increases with the reinvestment of proceeds, although the increased operating expenses reflecting the costs of expanding commercial account relationships (i.e., expense of opening business resource centers, staffing, etc.) as well as public company and stock plans expenses may limit the improvement.

Interest Rate Risk Management

The primary aspects of the Company’s interest rate risk management include: (1) emphasizing the origination of adjustable rate 1-4 family residential mortgage loans and selling a portion of the longer-term fixed-rate loans originated to the secondary market; (2) diversifying portfolio loans into other types of shorter-term or adjustable rate lending, including commercial and construction lending; (3) maintaining an investment portfolio, comprised of high quality,

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liquid securities and maintaining an ample balance of securities classified as available for sale; (4) promoting transaction accounts and, when appropriate, longer term CDs; (5) utilizing longer-term borrowing when such funds are attractively priced relative to deposits and prevailing reinvestment opportunities; (6) utilizing artificial hedging techniques to stabilize net interest income including interest rate swaps and collars; and (7) increasing non-interest income within constraints imposed by the local market and product mix.

CBI primarily measures its interest rate risk exposure by modeling the potential changes to its net interest income (“NII”) and for a twelve month period under rising and falling interest rate scenarios as well as by assessing the impact to its net portfolio value (“NPV”) (see Exhibit I-5). The rate shock analysis as of April 30, 2008, reflects that projected interest income is subject to a reduction pursuant to rising interest rates as net interest income is projected to diminish by a modest 4.5% from base levels (i.e., no change in interest rates) assuming a positive 200 basis point instantaneous and permanent upward rate shock, and increase by 8.4% assuming a 200 basis point instantaneous and permanent downward rate shock. These measures suggest a liability sensitive position over a short-term projection horizon.

Overall, the data indicates that net interest income would be adversely impacted by rising interest rates (i.e., over the next 12 month period). At the same time, there are numerous limitations inherent in such analyses such as the credit risk of Company’s loans pursuant to changing interest rates. Additionally, such analyses do not measure the impact of changing spread relationships as interest rates among various asset and liability accounts rarely move in tandem as the shape of the yield curve for various types of assets and liabilities is constantly changing in response to investor perceptions and economic events and circumstances.

Lending Activities and Strategy

Historically, the Company’s primary lending emphasis was the origination of 1-4 family residential mortgages. More recently, the Company shifted its focus to higher yield lending including commercial real estate loans and C&I loans as well as construction loans. The Company’s current lending strategy has been developed to take advantage of: (1) the Company’s historical strengths in the areas of permanent and construction residential mortgage lending; (2) CBI name recognition and commitment to serving its local markets in southeastern Massachusetts; and (3) the infrastructure which has been developed over the last decade to support the commercial lending emphasis.

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The Company’s lending operations consists of two principal segments: (1) residential mortgage lending; and (2) commercial and construction in conjunction with the intensified efforts to become a full-service community bank. Details regarding the Company’s loan portfolio composition and characteristics are included in Exhibits I-6, I-7 and I-8. As of April 30, 2008, commercial mortgage loans had increased to $91.3 million, equal to 28.1% of total loans while C&I loans amounted to $16.2 million (5.0% of total loans) and construction loans amounted to $54.3 million (14.9% of total loans). Thus, in aggregate, commercial mortgage, C&I and construction loans equaled 50.3% of the total loan portfolio. The balance of the loan portfolio was comprised of residential mortgage, home equity and consumer loans equal to $149.8 million (46.1% of total loans), $10.6 million (3.3% of total loans) and $1.2 million (0.4% of total loans), respectively.

Commercial Mortgage Lending

Commercial mortgage lending (including limited multi-family mortgage lending) has been an area of portfolio diversification for the Company. Such loans are typically secured by properties in the Company’s market area and are generally originated by the Company. The Company does not typically purchase commercial loans but has sold participation interests in loans in the past, particularly where the loan balance was in excess of CBI’s internal lending limit.

The substantial majority of such mortgage loans originated by the Company are secured by properties in Massachusetts or nearby areas of southern New England. Multi-family and commercial mortgage loans are typically originated with a fixed rate for the first five years of the loan and amortization periods of up to 25 years. The typical commercial mortgage loan will have a loan-to-value ratio of 80% or less and target a debt-coverage ratio of at least 1.2 times. The typical commercial or multi-family loans that the Company will be seeking to make will have a principal balance in the range of less than $1 million, but may be larger, particularly if the loan is well-collateralized or extended to a very credit-worthy borrower. Multi-family and commercial real estate loans are secured by office buildings, retail and industrial use buildings, apartments and other structures such as strip shopping centers, retail shops and various other properties. Most income producing property loans originated by the Company are for the purpose of financing existing structures rather than new construction.

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Construction Loans

The Company has had an active construction lending program going back several decades, which has primarily been focused on residential construction loans to small builder/developers and homeowners. Construction lending expanded significantly in the fiscal 2004 to fiscal 2006 periods in response to the strong real estate market locally and active development of new homes in southeastern Massachusetts. The balance of outstanding construction loans has not increased significantly over the last two fiscal years as the regional real estate market has slackened and construction activity has diminished. Additionally, in view of the current market conditions, the Company has retrenched from construction lending by limiting its lending to the strongest builders and developers. In such an environment, CBI expects that the majority of its construction loans will be construction/permanent loans to homeowners or loans to builders on pre-sold homes.

The Company originates residential construction loans and, to a lesser extent, commercial construction loans. Such lending shortens the average duration of assets and support asset yields. The Company generally limits such loans to known builders and developers with established lending relationships with the Company. In the case where the Company is making a construction loan to the owner of the structure, CBI typically structures the loan as a construction loan which converts to a permanent loan upon completion of the construction phase. The majority of the Company’s construction lending is in southeastern Massachusetts. The maximum loan-to-value ratio for a construction loan is 80% for construction/permanent loans to homeowners with higher collateral requirements in place for builders, larger loans and land only loans.

Commercial and Industrial Loans

C&I loans represent a growth element for the Company’s loan portfolio in conjunction with the recent emphasis on developing commercial customer relationships with local small businesses. The Company intensified its efforts to increase the business loan portfolio over the last decade, and management expects that ongoing regional consolidation coupled with planned branch expansion and efforts to hire seasoned commercial lenders in the local market will facilitate its marketing efforts in this regard. The Company offers commercial loans to sole proprietorships, professional partnerships and various other small businesses. Such loans may be either secured or unsecured to customers in the local market area, typically for the purpose of financing equipment acquisition, expansion, working capital and other general business

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purposes. The terms of credit lines are generally one year but may be extended at the option of the Company; C&I term loans may be for periods of up to 10 years. The loans are either negotiated on a fixed-rate basis or carry adjustable interest rates indexed to the Wall Street Journal Prime rate.

Residential Lending

As of April 30, 2008, residential mortgage loans equaled $149.8 million, or 46.1% of total loans and comprised the single largest element of the loan portfolio. It is the current practice to retain only adjustable rate or shorter-term fixed rate loans (i.e., maturities of 15 years or less) for portfolio and sell longer term fixed rate loans (i.e., with maturities greater than 15 years) into the secondary market on a servicing retained basis. The Company typically originates 1-4 family loans pursuant to US agency guidelines, with a loan-to-value (“LTV”) ratio of up to 95%, with private mortgage insurance (“PMI”) being required for loans in excess of a 80% LTV ratio. The substantial portion of 1-4 family mortgage loans have been originated by the Company and are secured by residences in the local market. As a complement to the 1-4 family permanent mortgage lending activities, the Company also offers home equity loans and lines of credit. Such loans typically have shorter maturities and higher interest rates than traditional 1-4 family lending. Home equity credit lines totaled $10.6 million, equal to 3.3% of total loans as of April 30, 2008.

Consumer Lending

Consumer loans are generally offered to provide a full line of loan products to customers and typically include unsecured personal loans and various types of installment loans. As of April 30, 2008, consumer loans totaled $1.2 million, equal to 0.4% of total loans.

Loan Originations, Purchases and Sales

Exhibit I-9, which shows the Company’s loan originations/purchases, repayments and sales over the past three fiscal years, highlights the Company’s recent emphasis on C&I, commercial mortgage, and construction lending. Overall loan originations have fluctuated based primarily on market factors including the interest rate environment. In this regard, total loan originations have diminished from $150.6 million in fiscal 2006 to $114.6 million in fiscal 2008. Notwithstanding the declining origination volumes, partially reflecting a retrenchment from construction lending, the outstanding balance of loans increased in each of the last three fiscal years as loan repayment rates declined as well.

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Asset Quality

The Company’s asset quality has historically been strong and the level of non-performing assets (“NPAs”) has been modest, generally well below a level of 1% of assets. However, CBI has recently realized an increase in the level of NPAs, primarily related to three borrower relationships with total outstanding delinquent loan balance of $5.6 million. As reflected in Exhibit I-10, the total NPA balance as of April 30, 2008 was $8.1 million, equal to 2.10% of assets, consisting primarily of non-accruing loans and a small balance of REO. The ratio of allowances to total loans equaled 1.42% while reserve coverage in relation to NPAs equaled 57.11% (see Exhibit I-11).

As noted above, NPAs have been subject to a notable increase in fiscal 2008, from $1.2 million equal to 0.33% of assets as of the end of fiscal 2007, to $8.1 million equal to 2.43% of assets as of the April 30, 2008. Two of the credit relationships with a book value of $3.2 million were secured by commercial real estate loans. In both cases, loans have subsequently gone to foreclosure auctions (in which case the Company is working with the purchaser to finalize financing) or paid off, with the exception of one commercial real estate loan with a balance of $249,000.

A third borrower had three residential loans and one commercial loan with an outstanding aggregate balance of $2.4 million at April 30, 2008. The underlying property for the three residential loans with an outstanding aggregate balances of $1.9 million is currently listed for sale. The commercial loan to this delinquent borrower had an outstanding balance of $500,000 as of April 30, 2008.

In addition to the foregoing specific NPAs which have been identified, the Company’s loan portfolio may be at risk of increasing delinquencies, consistent with national trends. Specifically, the Company’s asset base has been increasingly comprised of high risk-weight loans including commercial mortgage and C&I loans. Moreover, while the construction loan portfolio has not been growing, it remains a relatively large proportion of total loans and there is constant turnover in the portfolio given the short-term nature of construction lending. Of particular focus from a credit standpoint is the limited seasoning in the commercial loan portfolio. Specifically, the portfolio of commercial mortgage and C&I loans increased by $59.8

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million since the end of fiscal 2004 thereby more than doubling in size. The limited seasoning of the portfolio is important since asset quality problems may not arise until after several years of seasoning and/or deterioration in the economy stresses the portfolio.

Funding Composition and Strategy

As of April 30, 2008, the Company’s assets were funded primarily with deposits, and, to a lesser extent, borrowings and equity (see Exhibits I-12 and I-13). The Company’s deposit services cater to primarily individuals rather than commercial businesses, although the commercial segment has been growing in recent periods.

Deposits

Local retail deposits have consistently addressed the substantial portion of CBI’s funding needs, with core deposits in the form of non-interest bearing checking, interest-checking, passbook accounts, and money market deposit accounts comprising the majority of deposits. In the aggregate, these accounts totaled $175.1 million, or 64.6% of total deposits as of April 30, 2008. At this same date, CDs accounted for approximately 35.4% of deposits. Approximately 96% of CDs had remaining maturities of one year or less. Large balance CDs (i.e. balances greater than $100,000), which tend to be more rate sensitive than lower balance CDs, accounted for $47.4 million, or 49.4% of deposits, at April 30, 2008.

Several factors have served to increase the Company’s deposit costs in recent periods, notwithstanding a deposit mixture weighted towards savings and transaction accounts which are typically lower costing. First, recent deposit growth (i.e., since fiscal 2006) has been realized from two sources which entail a relatively high interest cost. Large balance CDs which have been attracted with highly competitive rates – jumbo including state government deposits have been growing. Additionally, the Company offers a high yield consumer checking account subject to meeting certain requirements with respect to direct deposits, debit card utilization, and accessing the account online as well as receiving electronic statements. Similarly, the Company also offers a high yield business checking account, which has also served to raise the relative cost of CBI’s checking accounts in comparison to the prevailing market.

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Borrowings

Borrowings have been utilized primarily as a supplemental funding source to fund lending and investment security activity. As of April 30, 2008, the majority of CBI’s borrowed funds consisted of FHLB advances, which totaled $75.5 million. The substantial majority of CBI’s advances mature by the end of fiscal 2010. The Company typically utilizes borrowings: (1) when such funds are priced attractively relative to deposits; (2) to lengthen the duration of liabilities; (3) to enhance earnings when attractive revenue enhancement opportunities arise; and (4) to generate additional liquid funds, if required. The increased utilization of FHLB advances to fund operations has also been a factor in the narrowing of CBI’s spreads, as such funds typically entail a higher interest cost than the weighted average cost of the Company’s deposit base.

The balance of borrowed funds consists of subordinated debt raised through the Trust which totaled $4.1 million as of April 30, 2008. The subordinated debt can be repaid without penalty commencing in October 2008 and CBI expects that it will repay the borrowings with a portion of the conversion proceeds retained by the Company.

Subsidiary

The Bank owns 100% of the common stock in Windstream Insurance, Inc. and Campello Securities Corporation, and owns 80% of the common stock in McCormick & Sons Insurance Agency. These subsidiaries are described below.

Windstream Insurance, Inc. This Massachusetts corporation was established in 2001 for the purpose of selling insurance policies to the general public.

Campello Securities Corporation. This Massachusetts corporation was formed in 1992 and qualifies as a Massachusetts securities corporation through which The Community Bank buys, sells and holds securities. The income earned on Campello Securities Corporation’s investment securities is subject to a significantly lower rate of state tax than that assessed on income earned on investment securities maintained at The Community Bank. At April 30, 2008, Campello Securities Corporation had total assets of $24.8 million, all of which were qualifying securities under applicable regulations.

McCormick & Sons Insurance Agency. This Massachusetts corporation was established in 1977 and specializes in personal and commercial insurance. The Community Bank acquired 80% of its common stock in 2005.

In addition to Community Bank, CBI currently has two other subsidiaries: (1) Cody Services Corporation was established in 1996 for the purpose of providing loan inspection

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services to the Bank and outside organizations, as well as providing physical plant and equipment management services to The Community Bank. Campello Capital Trust I is a Delaware statutory trust which was established by Campello MHC in 2003 for the purpose of issuing $4.0 million face amount of the Trust’s 9.25% Company-Obligated Mandatorily Redeemable Capital Securities through a pooled trust preferred securities offering. The majority of the proceeds of the debt issuance was infused into the Bank to increase its regulatory capital

Legal Proceedings

Other than the routine legal proceedings that occur in the Company’s ordinary course of business, the Company is not involved in litigation which is expected to have a material impact on the Company’s financial condition or operations.

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II. MARKET AREA

Introduction

The Company conducts operations out of the main office, five branch offices, and two business resource centers in southeastern Massachusetts. The Company’s main office and two branch offices are located in Brockton, with single office locations in Bridgewater, Lakeville, and Sandwich. The business resource centers are located in Falmouth and Hyannis. The main office and four of the Company’s branches are located in Plymouth County and one branch and the two business resource centers are located in Barnstable County and are designed to service the Company’s small business customers on Cape Cod. Barnstable County, which consists of Cape Cod and associated islands, borders Plymouth County to the northwest. Exhibit II-1 provides information on the Company’s office properties and a map of the Company’s branch and business resource center network is provided below.

Campello Bancorp, Inc.

Branch and Business Resource Center Network

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Growth in the Company’s southeastern Massachusetts markets, today, is driven by its proximity to water and beaches as well as its convenient location to the Boston metropolitan areas and other major urban centers of the northeast.

The Company’s competitive environment includes a large number of thrifts, commercial banks and other financial service providers, some of which have a regional or national presence. The primary market area economy mainly consists of employment in services, wholesale/retail trade, and government, although health care services in Plymouth County and tourism in Barnstable County is the cornerstone of the regional economies.

Future growth opportunities for the Company depend on the future growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment. These factors have been briefly examined to help determine the growth potential that exists for the Company and the relative economic health of the Company’s market area.

National Economic Factors

The future success of the Company’s operations is partially dependent upon various national and local economic trends. Signs of the economy potentially slipping into a recession continued to emerge in 2008, with January employment data showing a drop in payrolls for the first time since 2003. The January unemployment rate dipped to 4.9%, as the civilian labor force shrank slightly. January economic data also showed retailers continuing to experience a decline in sales. New home sales fell in January for a third straight month, pushing activity down to the slowest pace in nearly 13 years. Due to the ongoing housing slump, the Federal Reserve cut its economic growth forecast for 2008. Consumer confidence dropped sharply in February amid growing concerns of a forthcoming recession. Other data that indicated the economy was heading towards a recession included a decline in February manufacturing activity to a five year low, and the number of homes entering foreclosure hit a record in the fourth quarter of 2007. February employment data showed a loss of jobs, although the unemployment rate dipped to 4.8%. Falling home prices spurred an increase in February existing home sales, although new home sales continued to decline in February. The weak housing market was further evidenced by a decrease in residential construction activity during February, which pushed the mark for decreased residential construction activity to a record 24 consecutive months. Manufacturing activity edged up slightly in March 2008, although the March reading still signaled that the manufacturing sector was still in contraction. March

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employment data showed a third straight month of job losses, with the unemployment rate increasing from 4.8% to 5.1%. The prolonged housing slump continued into March, with sales of new homes plunging to the slowest pace in over 16 years despite sharply lower prices. Sales and prices of existing homes were also down in March. Orders for durable goods dropped for the third consecutive month in March, providing further evidence that the economy was sliding into recession. In the start of the second quarter of 2008, the economy lost jobs for the fourth month in a row in April 2008. However, employers cut far fewer jobs in April than in recent months and the unemployment rate dropped to 5.0% compared to 5.1% in March. Led by a decline in auto sales, retail sales dropped 0.2% in April which was a less significant decline than anticipated. Comparatively, the manufacturing sector struggled in April, as evidenced by a 0.7% decline in industrial output. Housing starts were higher in April compared to March, with the surprising increase supported by a sharp rise in multi-family construction. Existing home sales dropped for a ninth straight month in April, although new home sales unexpectedly showed a modest increase. Record foreclosures and delinquencies in the first quarter served to further depress home prices, with every major metropolitan area experiencing double digit declines in home prices from April 2007 to April 2008. The nation’s unemployment rate jumped from 5.0% in April to 5.5% in May, the biggest monthly rise since 1986 with job losses totaling 49,000. Comparatively, retail sales rose higher than expected in May, reflecting the benefit of consumers spending their economic-stimulus checks. However, the outlook for retailers was less favorable, as consumer confidence for June tumbled to a 16-year low.

In terms of interest rates trends over the past few quarters, the downward trend in long-term Treasury yields continued to prevail in early 2008, as economic data generally pointed towards an economy growing weaker. Interest rates declined further on news of a surprise 0.75% rate cut by the Federal Reserve a week before its scheduled rate meeting at the end of January, with the yield on the 10-year Treasury note dipping below 3.50%. Treasury yields edged slightly higher in the week before the Federal Reserve meeting. The Federal Reserve meeting at the end of January concluded with a second rate cut over a nine day period, as the target rate was cut by 0.5% to 3.0%. Interest rates stabilized during the first half of February, with more economic data pointing towards a recession, and then edged higher going into late-February on inflation worries fueled by a 0.4% jump in January consumer prices. More signs of a softening U.S. economy and renewed worries of the deepening credit crisis highlighted by the collapse of investment banking firm Bear Stearns pushed bond yields lower at the end of February and the first half of March, with the yield on the 10-year Treasury dipping below 3.5%

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in mid-March. The Federal Reserve cut its target rate by 0.75% to 2.25% at its mid-March meeting, which along with renewed worries about the economy pushed Treasury yields lower heading into the second half of March. Treasury yields edged higher at the end of the first quarter, with the 10-year Treasury yield stabilizing around 3.5%.

Interest rates were fairly stable during the first half of April 2008, as economic data pointed towards the U.S. economy going into recession. Most notably, March employment data showed job losses for a third consecutive month and April consumer confidence dropped to a new low for the fourth month in a row. Economic data showing higher wholesale and consumer prices in March, along with an unexpected drop in weekly unemployment claims in late–April, pushed long-term Treasury yields higher in the second half of April. At the end of April, the Federal Reserve lowered its target rate by a quarter point to 2.0%. The rate cut was the seventh in eight months, although the Federal Reserve signaled that it may be ready for a pause. Long-term Treasury yields stabilized through most of May and the first part of June, as economic data provided mixed signals on the likelihood of the national economy going into recession. Inflation worries fueled by the steep decline in the dollar pushed interest rates higher in mid-June, with the yield on the 10-year Treasury note moving above 4.0% to 4.25%. Interest rates eased lower ahead of the late-June meeting of the Federal Reserve. As of June 20, 2008, the bond equivalent yields for U.S. Treasury bonds with terms of one and ten years equaled 2.49% and 4.16%, respectively, versus comparable year ago yields of 4.97% and 5.14%. Exhibit II-2 provides historical interest rate trends.

Market Area Demographics

Demographic and economic growth trends, measured by changes in population, number of households, age distribution and median household income, provide key insight into the health of the market area served by the Company (see Table 2.1). Table 2.1 indicates how Plymouth County is a faster growing larger market, growing from 473,000 to 506,000 residents from 2000 to 2007, while Barnstable County is a smaller market with relatively slow growth, increasing from 222,000 to 230,000 residents over the 2000 to 2007 time frame. From 2000 through 2007, Plymouth County’s annual population growth rate of 1.0% was above the comparable Barnstable County growth rate of 0.5%; however both counties were above the Commonwealth of Massachusetts, but below the U.S. growth rates 0.4% and 1.2%. Growth in households mirrored the population growth rates, with the rate of household growth in Plymouth

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Table 2.1

The Community Bank

Summary Demographic Data

	Year			Annual Growth Rate
	2000	2007	2012	2000-2007	2007-2012
Population (000)
United States	281,422	306,348	325,526	1.2%	1.2%
Massachusetts	6,349	6,530	6,656	0.4%	0.4%
Barnstable County	222	230	235	0.5%	0.4%
Plymouth County	473	506	530	1.0%	1.0%

Households (000)
United States	105,480	115,337	122,831	1.3%	1.3%
Massachusetts	2,444	2,527	2,584	0.5%	0.4%
Barnstable County	95	100	103	0.8%	0.6%
Plymouth County	168	181	190	1.0%	1.0%

Median Household Income ($)
United States	$42,164	$53,154	$62,503	3.4%	3.3%
Massachusetts	50,539	66,046	79,243	3.9%	3.7%
Barnstable County	45,935	61,707	75,067	4.3%	4.0%
Plymouth County	55,645	73,061	87,564	4.0%	3.7%

Per Capita Income ($)
United States	$21,587	$27,916	$33,873	3.7%	3.9%
Massachusetts	25,952	35,397	44,266	4.5%	4.6%
Barnstable County	25,318	35,135	44,567	4.8%	4.9%
Plymouth County	24,789	33,380	41,439	4.3%	4.4%

2007 HH Net Income Dist. (%)	$0 to $25,000	$25,000- $50,000	$50,000- $100,000	$100,000+

United States	21.91%	25.02%	32.32%	20.75%
Massachusetts	18.44%	19.46%	31.61%	30.48%
Barnstable County	16.96%	22.78%	35.25%	25.01%
Plymouth County	15.03%	17.79%	34.14%	33.04%

2007 Age Distribution(%)	0-14 Yrs.	15-34 Yrs.	35-54 Yrs.	55-69 Yrs.	70+ Yrs.
United States	20.26%	27.33%	29.07%	14.30%	9.04%
Massachusetts	18.94%	26.18%	30.49%	14.35%	10.03%
Barnstable County	14.48%	18.24%	28.80%	20.89%	17.59%
Plymouth County	21.28%	23.06%	31.34%	15.36%	8.96%

Source: SNL Financial, LC.

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County outpacing Barnstable County’s household growth rate during the 2000 to 2007 period. The primary market area is projected to experience population and household growth rates in line with recent historical trends over the next five years.

Household income levels in the market area are higher in Plymouth County as compared to Barnstable County, reflecting the impact of tourism and retirees, as the major employment sector is services to accommodate tourists and the majority of residents are retires with moderate income. Median household income for Plymouth County exceeded the comparable Barnstable County and Commonwealth of Massachusetts measures, while Barnstable County’s per capita income measures were above the Plymouth County measures.

Local Economy

Southeastern Massachusetts is characterized by comparatively moderate housing costs and the region’s economic growth is fueled by population and income growth and the emergence of professional, business, and financial services firms that serve Boston-area businesses as well as local residents. The City of Brockton, where the main office and two branches of the Company are located, is largely suburban and known as the hub of the southeastern Massachusetts region. Brockton was once a shoe manufacturing center, but has grown into a service and medical center for both its residents and residents in nearby areas. Three of the areas largest hospitals are located in Brockton.

Brockton and other nearby areas of Plymouth County also continue to benefit from its location between Boston and Providence. The area is making a successful transition from a traditional manufacturing economy to a new economy anchored by services and high-tech manufacturing.

The Company’s pursuit of small business accounts through the business resource centers will benefit from Plymouth County’s commercial development and small businesses, as 81% of business establishments within the Boston MSA have less than 100 employees. The Company also expects to benefit from the large small business community in Barnstable County, as 95% of all Cape Cod’s businesses are small businesses.

More than half of Cape Cod’s economic base depends on tourism, retirees, and second-home owners. An estimated six million tourists visit Cape Cod each year, with nearly two-thirds of all visitors arriving in the summer and early fall. The region’s volatility results from factors such as the weather and economic conditions in parts of the country that supply its tourist trade.

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Cape Cod has transitioned from solely a tourism-based economy with many year round residents working in jobs concentrated in education, or in fields that cater to retirees, like doctors, nurses, physical therapists, and nursing home administrators. Most jobs are in the lower-paying service industries like retail sales, food service and hospitality and they often last only as long as the tourist season. Accordingly, many year round residents are commuting to metropolitan Boston for work. Specifically nearly one out of every five Cape residents commute to nearby Boston or its suburban area while telecommuting has made the Cape a more viable place to work for many.

Below, Table 2.2 lists the major employers in Plymouth County and Table 2.3 lists the major employers for Barnstable County.

Table 2.2

Campello Bancorp, Inc.

Plymouth County Major Employers

Company	Employment	Sector
Brockton Hospital	1,000-4,999	Health Care
Good Samaritan Medical Center	1,000-4,999	Health Care
Gray Restoration, Inc.	1,000-4,999	Construction
Jordan Hospital	1,000-4,999	Health Care
Nantucket Pest Control	1,000-4,999	Services
The Talbots, Inc.	1,000-4,999	Retail Trade
US Post Office	1,000-4,999	Transportation
VA Boston Healthcare System	1,000-4,999	Health Care
W B Mason Co.	1,000-4,999	Retail Trade
Weargard-Crest	1,000-4,999	Services

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Table 2.3

Campello Bancorp, Inc.

Barnstable County Major Employers

Company	Employment	Sector
Woods Hole Oceanographic	1,000-4,999	Sci. Research Serv.
Air National Guard	500-999	Government
Falmouth Hospital	500-999	Health Care
Nantucket Airlines Admin.	500-999	Transportation
Ocean Edge Resort & Golf Club	500-999	Services
Orleans Inn & Restaurant	500-999	Services
Steamship Authority	500-999	Transportation
Woods Hole Martha’s Vineyard	500-999	Transportation
Barnstable County Sheriff’s Dept.	250-499	Local Government
Barnstable Municipal Airport	250-499	Transportation

Source: infoUSA.

Employment in services, wholesale/retail trade and government constitute the basis of the local economy. Both Plymouth and Barnstable Counties have their highest percentage of employment in the service sector where the majority of the services are health care and tourism related. The second and third highest percentage of employment for the Company’s market area is wholesale and retail trade and government. Services, wholesale and retail trade and government proves to be an important element of the statewide economy, as well, where the Commonwealth of Massachusetts reported the majority of their employment base in the above mentioned jobs. Table 2.4 shows employment by sector for Plymouth and Barnstable Counties, as well as for the Commonwealth of Massachusetts.

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Table 2.4

Primary Market Area Employment Sectors

(Percent of Labor Force) (1)

Employment Sectors	Massachusetts	Plymouth	Barnstable	Avg (2)
Services	47.4%	43.2%	46.4%	44.8%
Wholesale/Ret. Trade	13.7	16.6	15.8	16.2
Government	10.6	12.5	10.5	11.5
Manufacturing	7.7	5.2	1.6	3.4
Fin. Ins. Real Estate	9.2	9.3	10.7	10.0
Construction	5.6	8.2	9.7	9.0
Transportation/Utility	2.5	2.8	2.1	2.5
Farming	0.2	0.5	0.2	0.4
Mining	0.1	0.2	0.0	0.1
Other	3.0	1.5	3.0	2.1

Total	100.0%	100.0%	100.0%	100.0%

(1)	As of 2005
(2)	Average based on Plymouth and Barnstable Counties.

Source: REIS DataSource.

Unemployment Trends

Comparative unemployment rates for Plymouth and Barnstable Counties, as well as for the U.S. and Massachusetts, are shown in Table 2.5. April 2008 unemployment rates for Plymouth and Barnstable Counties equaled 4.2% and 4.8%, respectively, versus a higher U.S. and a lower Massachusetts unemployment rate of 5.0% and 4.1%. Plymouth and Barnstable Counties, as well as the Commonwealth of Massachusetts unemployment rates declined from the level reported a year ago, revealing the economic strength of the counties and the Commonwealth of Massachusetts, as the United States unemployment increased from a year earlier.

In May of 2008, a forecast was conducted by the non-profit New England Economic Partnership, which showed economic fortunes diverging sharply in the Commonwealth of Massachusetts. Those with the education and skills to work in technology, health science, and other knowledge-based sectors will largely prosper as employment in those industries continues to grow at respectable rates of about 2 percent annually over the next five years.

However, those without such skills and education will struggle as manufacturing and construction jobs, which have been on the decline in recent years, will shrink about 1 percent a year for each of the next five years, according to the forecast. As a result, older industrial cities, such as Brockton, will struggle too. The entire New England region is expected to see a decline in jobs in four sectors: construction, manufacturing, financial activities and trade. Growth will occur in education and health services.

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The housing slump, credit troubles and rising prices for gasoline and food have been offset in Massachusetts by continued growing demand for the Commonwealth’s technology products, especially from overseas customers who can more easily afford to import U.S. goods because of the weak dollar. In the market area, the marine science and technology industry has become a niche in the state’s high technology sector and should benefit from the growing demand that the Commonwealth of Massachusetts is experiencing.

Table 2.5

Campello Bancorp, Inc.

Unemployment Trends (1)

Region	April 2007 Unemployment	April 2008 Unemployment
United States	4.5%	5.0%
Massachusetts	4.6	4.1
Plymouth County	4.5	4.2
Barnstable County	4.9	4.8

(1)	Unemployment rates have not been seasonally adjusted.

Source: U.S. Bureau of Labor Statistics.

Market Area Deposit Characteristics and Competition

The Company’s retail deposit base is closely tied to the economic fortunes of Plymouth and Barnstable Counties and, in particular, the markets that are nearby to one of the Company’s office locations. Table 2.6 displays deposit market trends from June 30, 2004 through June 30, 2007 for the branches and business resource centers that were maintained by the Company during that period. Additional data is also presented for the Commonwealth of Massachusetts. The data indicates that Plymouth County’s larger population base translated into a slightly higher balance of total bank and thrift deposits compared to Barnstable County, however deposits have declined modestly in both Plymouth and Barnstable Counties during the three year period covered in Table 2.6. Contrary to trends for the commonwealth as a whole, savings institutions maintained a larger market share of deposits than commercial banks in both Plymouth and Barnstable Counties. For the three year period covered in Table 2.6, deposit market share for commercial banks and savings institutions declined in both counties.

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The Company maintains its largest balance and largest market share of deposits in Plymouth County. The Company’s $237.0 million of deposits at the Plymouth County branches represented a 3.8% market share of thrift and bank deposits at June 30, 2007. Comparatively, the Barnstable County branches and business resource centers had total deposits of $36.0 million at June 30, 2007, which represented a 0.7% market share of the Barnstable County bank and thrift deposits. During the three year period covered in Table 2.6, the Company gained deposits and market share in both Plymouth and Barnstable Counties; however the Company’s Barnstable County deposits grew more rapidly than Plymouth County.

Table 2.6

The Community Bank

Deposit Summary

	As of June 30,
	2004			2007			Deposit Growth Rate
	Deposits	Market Share	Number of Branches	Deposits	Market Share	No. of Branches
							2004-2007
	(Dollars in Millions)						(%)
Massachusetts	$172,721	100.0%	2,115	$180,792	100.0%	2,177	1.5%
Commercial Banks	108,180	62.6%	1,006	113,396	62.7%	1,035	1.6%
Savings Institutions	64,542	37.4%	1,109	67,396	37.3%	1,142	1.5%

Barnstable County	$5,652	100.0%	122	$5,490	100.0%	123	-1.0%
Commercial Banks	2,819	49.9%	75	2,659	48.4%	73	-1.9%
Savings Institutions	2,833	50.1%	47	2,831	51.6%	50	0.0%
The Community Bank	20	0.4%	1	36	0.7%	3	21.0%

Plymouth County	$6,389	100.0%	150	$6,271	100.0%	152	-0.6%
Commercial Banks	2,973	46.5%	66	2,928	46.7%	67	-0.5%
Savings Institutions	3,416	53.5%	84	3,343	53.3%	85	-0.7%
The Community Bank	204	3.2%	4	237	3.8%	5	5.1%

Source: FDIC.

The Company faces notable competition in both deposit gathering and lending activities, including direct competition with several financial institutions that primarily have a local or regional presence. With regard to lending competition, the Company encounters the most significant competition from the same institutions providing deposit services. In addition, the Company competes with mortgage companies and independent mortgage brokers for mortgage

RP® Financial, LC.	MARKET AREA
II.12

loan market share. Table 2.7 lists the largest competitors in Plymouth and Barnstable Counties, based on deposit market share as noted parenthetically. As of June 30, 2007, the Company’s deposit market share 3.8% represented the third largest market share of deposits in Plymouth County and deposit market share of 0.7% for Barnstable County represented the twelfth largest market share of deposits.

Table 2.7

Campello Bancorp, Inc.

Market Area Deposit Competitors

Location	Name
Plymouth County	Rockland Trust Co. (20.8%)
Citizens Bank of MA (17.7%)
Sovereign Bank (13.6%)
Eastern Bank (11.4%)
Community Bank (3.8%) Rank of 7

Barnstable County	Cape Cod Five Cents SB (25.7%)
Citizens Bank of MA (15.2%)
TD Banknorth NA (15.1%)
Rockland Trust Co. (9.4%)
Community Bank (0.7%) - Rank of 10

Source: FDIC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.1

III. PEER GROUP ANALYSIS

This chapter presents an analysis of CBI’s operations versus a group of comparable savings institutions (the “Peer Group”) selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of CBI is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to CBI, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.

Peer Group Selection

The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on a national exchange (NYSE or AMEX), or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Institutions that are not listed on a national exchange or NASDAQ are inappropriate, since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally or regionally-based institutions with comparable resources, strategies and financial characteristics. There are approximately 125 publicly-traded institutions nationally and, thus, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics. To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences. Since CBI will be a full stock public company upon

RP® Financial, LC.	PEER GROUP ANALYSIS
III.2

completion of the offering, we considered only full stock companies to be viable candidates for inclusion in the Peer Group. From the universe of publicly-traded thrifts, we selected ten institutions with characteristics similar to those of CBI. In the selection process, we applied two “screens” to the universe of all public companies:

•

Screen #1. Massachusetts-based with total assets of less than $1 billion. Nine companies met the criteria for Screen #1 and eight were included in the Peer Group: Benjamin Franklin Bancorp, Chicopee Bancorp, Inc, Central Bancorp, Inc, Hampden Bancorp, Inc., Hingham Institution for Savings, Legacy Bancorp, Inc., LSB Corporation, and Mayflower Bancorp, Inc. MassBank Corp met the selection criteria but has been excluded from the Peer Group since it is a target of an announced acquisition by a larger regional financial institution. Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded New England thrifts.

•

Screen #2. Other New England institutions based outside Massachusetts with total assets of less than $1 billion. Two companies met the criteria for Screen #2 and both were included in the Peer Group: Chicopee Bancorp and New Hampshire Thrift Bancshares, Inc.

Table 3.1 shows the general characteristics of each of the 10 Peer Group companies. While there are expectedly some differences between the Peer Group companies and the Company, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of CBI’s financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date.

A summary description of the key characteristics of each of the Peer Group companies is detailed below.

•

Benjamin Franklin Bancorp of Massachusetts. Benjamin Franklin Bancorp reported total assets of $959 million and operates through a total of 11 branch offices in eastern Massachusetts. Benjamin Franklin Bancorp completed its conversion in April 2005, enhancing the overall comparability to the Company. Benjamin Franklin Bancorp operates with a loan portfolio which is relatively comparable to the Peer Group average overall, with modestly greater commercial mortgage lending offset by lower residential mortgage lending. Benjamin Franklin maintains relatively strong asset quality ratios, as evidenced by the limited NPAs. Earnings are modestly above the Peer Group average, reflecting the benefit of its relatively strong non-interest income.

•

Legacy Bancorp of Massachusetts. Legacy Bancorp reported total assets of $912 million and operates through a total of 17 branch offices in western Massachusetts. Legacy Bancorp completed its conversion in October 2005, and the recent timing enhances the overall comparability to the Company. Legacy Bancorp operates with a loan portfolio which has a relatively high proportion of

RP® Financial, LC.	PEER GROUP ANALYSIS
III.3

Table 3.1

Peer Group of Publicly-Traded Thrifts

June 21, 2008(1)

Ticker	Financial Institution	Exchange	Primary Market	Operating Strategy(2)	Total Assets		Offices	Fiscal Year	Conv. Date	Stock Price	Market Value
										($)	($Mil)
BFBC	Benjamin Franklin Bancorp Inc. of MA	NASDAQ	Franklin, MA	Thrift	$959		11	12-31	04/05	$13.34	$102
LEGC	Legacy Bancorp, Inc. of MA	NASDAQ	Pittsfield, MA	Thrift	$912		17	12-31	10/05	$13.00	$118
NHTB	NH Thrift Bancshares of NH	NASDAQ	Newport, NH	Thrift	$829		28	12-31	05/86	$11.60	$67
HIFS	Hingham Institution for Savings of MA	NASDAQ	Hingham, MA	Thrift	$758		9	12-31	12/88	$31.50	$67
LSBX	LSB Corp. of N. Andover MA	NASDAQ	N. Andover, MA	Thrift	$676		7	12-31	05/86	$15.50	$69
CEBK	Central Bancorp of Somerville MA	NASDAQ	Somerville, MA	Thrift	$555	D	11	03-31	10/86	$17.15	$28
HBNK	Hampden Bancorp, Inc. of MA	NASDAQ	Springfield, MA	Thrift	$524		8	06-30	01/07	$11.05	$88
CBNK	Chicopee Bancorp, Inc. of MA	NASDAQ	Chicopee, MA	Thrift	$481		6	12-31	07/06	$13.49	$94
NFSB	Newport Bancorp, Inc. of RI	NASDAQ	Newport, RI	Thrift	$384		5	12-31	07/06	$12.10	$55
MFLR	Mayflower Bancorp, Inc. of MA	NASDAQ	Middleboro, MA	Thrift	$243	D	7	04-30	12/87	$9.75	$20

NOTES:	(1)	Or most recent date available (M=March, S=September, D=December, J=June, E=Estimated, and P=Pro Forma).
	(2)	Operating strategies are: Thrift=Traditional Thrift, M.B.=Mortgage Banker, R.E.=Real Estate Developer, Div.=Diversified and Ret.=Retail Banking.
	(3)	BIF-insured savings bank institution.

Source: Corporate offering circulars, data derived from information published in SNL Securities Quarterly Thrift Report, and financial reports of publicly-traded thrifts.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.4

residential mortgage and, like the majority of the Peer Group members, NPAs have historically been modest but have recently increased. Currently, NPAs are above the Peer Group average while reserve coverage in relation to NPAs is below the Peer Group average. Core operating returns are positive, albeit at moderate levels in comparison to the Peer Group average.

•

New Hampshire Thrift Bancshares of New Hampshire. New Hampshire Thrift Bancshares reported total assets of $829 million and operates through 28 branch offices in central New Hampshire. New Hampshire Thrift Bancshares’ balance sheet included a comparatively lower ratio of loans than the Company, but the ratio was similar to the Peer Group’s loans-to-assets ratio. New Hampshire Thrift Bancshares’ tangible equity/assets ratio reflected the greatest leverage (5.3% ratio) of any of the Peer Group companies. Earnings were modestly above the Peer Group average and the loan portfolio reflected an emphasis on mortgage lending, including residential mortgage loans and, to a lesser extent, commercial and multi-family mortgages.

•

Hingham Institution for Savings of Massachusetts. Hingham Institution for Savings reported total assets equal to $758 million and operates through a total of 9 branches in eastern Massachusetts. ROA is above the Peer Group average reflecting a comparatively favorable operating expense ratio, facilitated by its large average branch size and the high level of assets per employee. The ratio of loans exceeded the Peer Group average, and the loan portfolio was comprised of mortgage loans, including 1-4 family residential and commercial mortgages. Key asset quality ratios reflect a low balance of NPAs and loan chargeoffs have been nominal over the last 12 months.

•

LSB Corp. of Massachusetts. LSB Corp. reported $676 million of total assets generated through a branch network of 7 offices in eastern Massachusetts and southeastern New Hampshire. Earnings were at the upper end of the Peer Group range primarily owing to a favorable level of operating expenses. The balance sheet composition reflects a comparatively high level of investments and borrowings reflecting a wholesale leveraging strategy. Residential mortgage loans including MBS make up the largest segment of the loan portfolio with moderate diversification in commercial and multi-family mortgage lending. The asset quality ratios reflect a limited balance of NPAs and loan chargeoffs have been limited over the last 12 months.

•

Central Bancorp of Massachusetts. Central Bancorp has $555 million of total assets and operates through 11 offices in eastern Massachusetts. Central Bancorp was selected for the Peer Group owing to its Massachusetts location, comparable size of the branch network, moderate level operating returns, both in terms of the ROA and ROE measures, and emphasis on mortgage lending with a diversification emphasis on commercial real estate/multi-family loans. Additionally, Central Bancorp’s NPAs are the highest of any of the Peer Group companies (2.02% of assets enhancing the comparability to the Company from a credit risk perspective).

•

Hampden Bancorp, Inc. of Massachusetts. Hampden Bancorp reported total assets of $524 million and operates through a total of 8 branch offices in western Massachusetts. Hampden Bancorp completed its conversion in January 2007 — the timing of the conversion transaction and the resulting strong capitalization of

RP® Financial, LC.	PEER GROUP ANALYSIS
III.5

Hampden Bancorp enhances the overall comparability to the Company from a valuation standpoint. Hampden Bancorp also has implemented a commercial mortgage and non-mortgage lending strategy which is similar to the Company’s recent and prospective operating strategy. Hampden Bancorp’s earnings are below the Peer Group average.

•

Chicopee Bancorp, Inc. of Massachusetts. Chicopee Bancorp reported total assets of $481 million and operates through a total of 6 branch offices in western Massachusetts. Chicopee Bancorp completed its conversion in July 2006. The loan portfolio reflects a mortgage lending emphasis including both loans secured by residential and commercial properties. Chicopee Bancorp’s earnings are similar to the Company’s in terms of ROA and are thus below the Peer Group average and median, notwithstanding a very strong capital position. NPAs are similar to the Peer Group median while reserve coverage in relation to NPAs exceeds the Peer Group average and median.

•

Newport Bancorp, Inc. of Rhode Island. Newport Bancorp reported total assets of $384 million and operates through a total of 5 branch offices in southern Rhode Island. Newport Bancorp completed its conversion in July 2006, enhancing the overall comparability to the Company. Newport Bancorp’s balance sheet reflects a relatively high proportion of loans and borrowings in comparison to the Peer Group average and median, and its strong capital ratio is reflective of the recent completion of its mutual-to-stock conversion. Newport Bancorp’s loan portfolio is concentrated in residential mortgage loans with secondary emphasis on commercial lending (mortgage and non-mortgage). Earnings are below the Peer Group average notwithstanding a strong ratio of net interest income to average assets as a result of a relatively high operating expense ratio. Asset quality compares favorably to the Peer Group average, both in terms of the ratio of NPAs and with respect to its higher reserve coverage in relation to NPAs.

•

Mayflower Bancorp, Inc, of Massachusetts. Mayflower Bancorp has $243 million of total assets (smallest asset total of any Peer Group company and smaller than the Company) and operates through 7 offices in eastern Massachusetts. Mayflower Bancorp was selected for the Peer Group owing to its Massachusetts location, comparable size of the branch network and moderate level operating returns, both in terms of the ROA and ROE measures. Mayflower Bancorp has a relatively high proportion invested in residential mortgage assets in comparison to the Peer Group (both whole loans and MBS) and the level of non-performing assets and loans are similar to the Peer Group average.

In aggregate, the Peer Group companies maintain a similar level of capital as the industry average (12.22% of assets versus 12.06% for all public companies), generate a slightly higher level of core earnings as a percent of average assets (0.36% core ROAA versus 0.29% for all public companies), and generates a slightly higher ROE based on core earnings (3.74% ROE versus 2.32% for all public companies). Overall, the Peer Group’s average P/B and P/TB ratios was modestly below the respective averages for all publicly traded thrifts while the P/E multiple based on earnings was modestly higher than the average for all publicly-traded thrifts.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.6

	All Publicly-Traded	Peer Group
Financial Characteristics (Averages)
Assets ($Mil)	$3,292	$632
Market Capitalization ($Mil)	$319	$69
Equity/Assets (%)	12.06%	12.22%
Core Return on Average Assets (%)	0.29	0.36
Core Return on Average Equity (%)	2.32	3.74

Pricing Ratios (Averages)(1)
Core Price/Earnings (x)	20.70x	22.05x
Price/Book (%)	102.24%	95.01%
Price/Tangible Book(%)	113.93	107.22
Price/Assets (%)	13.01	11.35

(1)	Based on market prices as of June 20, 2008.

Ideally, the Peer Group companies would be comparable to CBI in terms of all of the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies. However, in general, the companies selected for the Peer Group were fairly comparable to CBI, as will be highlighted in the following comparative analysis.

Financial Condition

Table 3.2 shows comparative balance sheet measures for CBI and the Peer Group, reflecting the expected similarities and some differences given the selection procedures outlined above. The Company’s ratios reflect financial data as of April 30, 2008 while the Peer Group’s ratios reflect balances as of March 31, 2008, unless indicated otherwise. CBI’s equity-to-assets ratio of 6.1% was well below the Peer Group’s average net worth ratio of 12.2%. The Company’s equity substantially consisted of tangible equity as intangible assets were nominal at 0.2% of assets. Intangible assets were comparatively greater for the Peer Group equal to 0.9% of assets, translating into a tangible equity-to-assets ratio of 11.3% on average for the Peer Group. The Company’s pro forma tangible capital position will increase with the addition of stock proceeds to levels approximating or potentially exceeding the Peer Group average (at the top of the offering range). The increased equity is anticipated to enhance CBI’s earnings potential through reinvestment of proceeds, lower funding costs and potentially through profitable growth. However, at the same time, the increased pro forma capital position is expected to result in a decline in the Company’s return on equity (“ROE”), based on both reported and core earnings. Both the Company’s and the Peer Group’s current equity ratios reflect surpluses over regulatory capital requirements; and on a post-offering basis the Company’s cushion over capital requirements will be enhanced.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.7

Table 3.2

Balance Sheet Composition and Growth Rates

Comparable Institution Analysis

As of March 31, 2008

	Balance Sheet as a Percent of Assets
	Cash & Equivalents	MBS & Invest	Loans	Deposits	Borrowed Funds	Subd. Debt	Net Worth	Goodwill & Intang	Tng Net Worth	MEMO: Pref.Stock
Campello Bancorp, Inc.
April 30, 2008	2.6%	7.1%	84.5%	72.3%	20.0%	1.1%	6.1%	0.2%	5.8%	0.0%

All Public Companies
Averages	4.3%	19.8%	70.2%	66.8%	19.3%	0.6%	12.0%	1.1%	11.0%	0.0%
Medians	3.3%	17.4%	71.5%	67.5%	18.2%	0.0%	10.1%	0.2%	9.0%	0.0%

State of MA
Averages	5.4%	23.0%	66.7%	65.4%	18.3%	0.3%	15.1%	1.1%	14.1%	0.0%
Medians	4.9%	21.5%	68.9%	66.3%	17.9%	0.0%	14.6%	0.0%	13.8%	0.0%

Comparable Group
Averages	4.9%	19.0%	71.0%	65.0%	21.5%	0.5%	12.2%	0.9%	11.3%	0.0%
Medians	4.5%	14.8%	73.6%	65.5%	20.9%	0.0%	10.1%	0.0%	8.7%	0.0%

Comparable Group
BFBC Benjamin Franklin Bancorp Inc. of MA	7.4%	19.4%	66.7%	67.1%	20.3%	0.0%	11.2%	3.8%	7.4%	0.0%
CEBK Central Bancorp of Somerville MA(1)	1.4%	11.5%	83.7%	64.0%	26.4%	2.0%	7.1%	0.4%	6.7%	0.0%
CBNK Chicopee Bancorp, Inc. of MA	7.0%	8.1%	80.1%	69.0%	9.7%	0.0%	20.9%	0.0%	20.9%	0.0%
HBNK Hampden Bancorp, Inc. of MA	6.6%	23.6%	66.1%	58.0%	21.5%	0.0%	19.8%	0.0%	19.8%	0.0%
HIFS Hingham Institution for Savings of MA	8.3%	8.9%	79.9%	60.9%	31.1%	0.0%	7.4%	0.0%	7.4%	0.0%
LSBX LSB Corp. of N. Andover MA	1.7%	40.8%	54.4%	48.9%	41.3%	0.0%	9.1%	0.0%	9.1%	0.0%
LEGC Legacy Bancorp, Inc. of MA	4.2%	17.7%	71.9%	67.0%	17.7%	0.0%	14.4%	1.4%	13.0%	0.0%
MFLR Mayflower Bancorp, Inc. of MA(1)	4.7%	37.1%	52.9%	83.4%	7.8%	0.0%	8.3%	0.0%	8.3%	0.0%
NHTB NH Thrift Bancshares of NH	3.9%	12.0%	75.3%	77.7%	9.6%	2.5%	8.9%	3.7%	5.3%	0.0%
NFSB Newport Bancorp, Inc. of RI	4.2%	11.0%	79.1%	54.0%	30.1%	0.0%	15.2%	0.0%	15.2%	0.0%

	Balance Sheet Annual Growth Rates							Regulatory Capital
	Assets	MBS, Cash & Investments	Loans	Deposits	Borrows. &Subdebt	Net Worth	Tng Net Worth	Tangible	Core	Reg.Cap.
Campello Bancorp, Inc.
April 30, 2008	5.12%	0.66%	5.49%	2.80%	10.95%	2.94%	3.25%	6.82%	6.82%	10.98%

All Public Companies
Averages	8.69%	2.93%	9.33%	4.66%	14.26%	-2.01%	-2.45%	10.35%	10.25%	16.67%
Medians	6.20%	2.45%	7.97%	3.01%	10.08%	-0.38%	-0.44%	8.68%	8.65%	13.47%

State of MA
Averages	11.05%	11.92%	9.75%	8.20%	14.48%	0.46%	-2.27%	15.02%	14.96%	21.34%
Medians	7.99%	6.57%	10.04%	5.20%	17.43%	-1.82%	-1.98%	15.21%	15.21%	17.11%

Comparable Group
Averages	10.69%	0.90%	10.38%	7.10%	21.65%	-0.99%	0.91%	12.67%	11.92%	17.22%
Medians	7.99%	2.85%	10.04%	4.67%	17.43%	-1.82%	0.02%	9.40%	9.30%	13.90%

Comparable Group
BFBC Benjamin Franklin Bancorp Inc. of MA	7.57%	9.24%	8.04%	1.88%	39.56%	-1.82%	-1.98%	7.91%	7.91%	11.64%
CEBK Central Bancorp of Somerville MA(1)	-1.91%	-27.82%	2.53%	-8.34%	17.42%	-3.89%	-4.12%	NA	NA	NA
CBNK Chicopee Bancorp, Inc. of MA	3.66%	-5.89%	5.64%	1.78%	75.04%	-7.71%	-7.71%	21.80%	21.80%	27.20%
HBNK Hampden Bancorp, Inc. of MA	2.65%	-11.58%	11.09%	-6.54%	41.34%	2.01%	2.01%	19.50%	19.50%	30.40%
HIFS Hingham Institution for Savings of MA	8.41%	2.44%	9.85%	10.44%	4.85%	6.48%	6.48%	NA	7.44%	12.16%
LSBX LSB Corp. of N. Andover MA	20.70%	16.82%	21.23%	7.39%	47.44%	4.11%	4.11%	9.30%	9.30%	14.19%
LEGC Legacy Bancorp, Inc. of MA	10.91%	2.85%	10.23%	18.02%	5.43%	-9.14%	-16.17%	9.50%	9.50%	13.90%
MFLR Mayflower Bancorp, Inc. of MA(1)	1.92%	12.25%	-5.46%	3.35%	-13.13%	4.41%	4.49%	NA	NA	NA
NHTB NH Thrift Bancshares of NH	26.63%	9.77%	26.33%	37.08%	-23.13%	NM	25.37%	7.99%	7.99%	11.03%
NFSB Newport Bancorp, Inc. of RI	26.36%	NM	14.37%	5.99%	NM	-3.35%	-3.35%	NA	NA	NA

(1)	Financial information is for the quarter ending December 31, 2007.

Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2008 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.8

The Company’s asset composition reflects a moderately higher concentration of loans to assets, at 84.5% versus a 71.0% average for the Peer Group. Comparatively, the ratio of cash, investments, and MBS for the Company was lower than for the Peer Group (9.7% of assets versus 23.9% for the Peer Group). Overall, the Company’s interest-earning assets (“IEA”) approximated 94.2% of assets, which was below the comparative Peer Group ratio of 94.9%. On a pro forma basis, the Company’s IEA disadvantage is expected to diminish as the net proceeds are reinvested into IEA.

CBI’s funding liabilities reflected a funding strategy that was somewhat similar to that of the Peer Group’s. The Company’s deposits equaled 72.3% of assets, which was above the Peer Group average of 65.0%. Comparatively, borrowings (including subordinated debt) accounted for a slightly higher portion of the Company’s interest-bearing funding composition, as reflected by borrowings-to-assets ratios of 21.1% and 22.0% for CBI and the Peer Group, respectively, including balances of subordinated debt which totaled 1.1% for the Company versus only 0.5% for the Peer Group. Total interest-bearing liabilities (“IBL”) maintained by CBI and the Peer Group, equaled 93.4% and 87.0% of assets, respectively. The ratio of IBL will be reduced on a post-offering basis as the Company funds a greater portion of its operations out of capital.

A key measure of balance sheet strength for a thrift institution is its IEA/IBL ratio. Presently, the Peer Group’s IEA/IBL ratio of 109.1% is exceeds the Company’s IEA/IBL ratio of 100.9%. The additional capital realized from stock proceeds should support an increase in CBI’s IEA/IBL ratio, as the capital realized from CBI’s stock offering will be primarily deployed into interest-earning assets.

The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items, based on the Company’s growth rate for fiscal 2008 and for the twelve months ended March 31, 2008, unless indicated otherwise for the Peer Group companies. CBI posted slower asset growth in comparison to the Peer Group, based on respective growth rates of 5.12% and 10.69%. The most significant factor leading to the limited growth reported by the Company includes a modest retrenchment from construction and land development lending activities (i.e., the balance of such loans remained relatively unchanged) as a result of a challenging market environment. At the same time, the Company’s cash and investment portfolio reflected growth of less than 1% which was similar to the growth rate turned in by the Peer Group’s cash and investment portfolio.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.9

In terms of liability growth, deposits increased at a comparatively modest pace for the Company in comparison to the Peer Group based on growth rates of 2.80% and 7.10%, respectively. Modest growth of deposits for the Company and the Peer Group resulted in relatively strong growth in borrowed funds for both, as borrowings increased at a 10.95% rate for the Company versus an average of 21.65% for the Peer Group.

The Company’s equity increased 2.94%, versus shrinkage of 0.99% for the Peer Group. The modest reduction in the Peer Group’s equity, notwithstanding their higher profitability, reflects the impact of their respective dividend and capital management strategies. On a post-offering basis, the Company’s capital growth rate is expected to decline due to the increased equity level and marginal short-term net proceeds reinvestment benefit.

Income and Expense Components

CBI reported a net income to average assets ratio of 0.15% based on earnings for the twelve months ended April 30, 2008 (see Table 3.3), which was below the Peer Group’s average earnings of 0.39% based on financial data for the twelve months ended March 31, 2008, unless indicated otherwise. The Company generated relatively strong levels of non-interest income (partially reflecting insurance agency commission income) but the Company was at a disadvantage relative to the Peer Group in the areas of net interest income and operating expense. Loan loss provisions were a greater factor in the Company’s and the Peer Group’s earnings, reflecting loan loss provisions established by the Company in response to the recent increase in NPAs.

The Company’s interest income ratio exceeded the Peer Group average while CBI’s interest expense ratio more than offsetting the earnings benefit. The Company’s higher interest income ratio was the result of its higher yield on interest-earning assets (6.34% versus 5.91% for the Peer Group) and is partially attributable to the relatively high ratio of loans in the portfolio as well as the recent shift into higher yielding commercial loans. The Company’s higher interest expense ratio as a percent of average assets, 3.31% versus 2.93% of average assets for the Peer Group, reflects both the Company’s lower pre-offering capital ratio (i.e., the Company funds operations out of IBL to a greater extent than cost-free capital), and the impact of the growth initiatives by CBI over the last five years. With regard to this latter factor, large balance

RP® Financial, LC.	PEER GROUP ANALYSIS
III.10

Table 3.3

Income as Percent of Average Assets and Yields, Costs, Spreads

Comparable Institution Analysis

For the 12 Months Ended March 31, 2008

		Net Interest Income					Other Income
	Net Income	Income	Expense	NII	Loss Provis. on IEA	NII After Provis.	Loan Fees	R.E. Oper.	Other Income	Total Other Income
Campello Bancorp, Inc.
April 30, 2008	0.15%	5.95%	3.31%	2.64%	0.27%	2.37%	0.00%	0.00%	0.77%	0.77%

All Public Companies
Averages	0.34%	5.84%	3.15%	2.69%	0.30%	2.39%	0.03%	-0.01%	0.67%	0.68%
Medians	0.46%	5.77%	3.16%	2.70%	0.12%	2.52%	0.00%	0.00%	0.52%	0.52%

State of MA
Averages	0.34%	5.63%	2.92%	2.71%	0.09%	2.62%	0.02%	-0.02%	0.50%	0.51%
Medians	0.44%	5.64%	2.83%	2.77%	0.06%	2.64%	0.00%	0.00%	0.44%	0.44%

Comparable Group
Averages	0.39%	5.66%	2.93%	2.73%	0.05%	2.68%	0.02%	0.00%	0.50%	0.52%
Medians	0.37%	5.64%	2.82%	2.75%	0.05%	2.66%	0.00%	0.00%	0.44%	0.46%

Comparable Group
BFBC Benjamin Franklin Bancorp Inc. of MA	0.46%	5.34%	2.69%	2.65%	0.06%	2.59%	0.09%	0.00%	0.63%	0.72%
CEBK Central Bancorp of Somerville MA(1)	0.25%	5.78%	3.37%	2.41%	-0.04%	2.45%	0.00%	0.00%	0.25%	0.25%
CBNK Chicopee Bancorp, Inc. of MA	0.26%	5.56%	2.53%	3.04%	0.03%	3.01%	0.00%	0.00%	0.43%	0.43%
HBNK Hampden Bancorp, Inc. of MA	0.31%	5.57%	2.84%	2.73%	0.06%	2.67%	0.00%	0.00%	0.44%	0.44%
HIFS Hingham Institution for Savings of MA	0.66%	5.89%	3.58%	2.31%	0.04%	2.26%	0.00%	0.00%	0.23%	0.23%
LSBX LSB Corp. of N. Andover MA	0.64%	5.94%	3.41%	2.54%	0.11%	2.42%	0.03%	0.00%	0.44%	0.46%
LEGC Legacy Bancorp, Inc. of MA	0.13%	5.77%	3.00%	2.77%	0.12%	2.65%	0.00%	0.00%	0.61%	0.61%
MFLR Mayflower Bancorp, Inc. of MA(1)	0.43%	5.64%	2.80%	2.84%	0.01%	2.83%	0.06%	0.00%	0.39%	0.45%
NHTB NH Thrift Bancshares of NH	0.64%	5.46%	2.59%	2.87%	0.02%	2.85%	0.00%	0.00%	0.94%	0.94%
NFSB Newport Bancorp, Inc. of RI	0.17%	5.65%	2.50%	3.15%	0.13%	3.03%	0.00%	0.00%	0.69%	0.69%

	G&A/Other Exp.		Non-Op. Items		Yields, Costs, and Spreads
	G&A Expense	Goodwill Amort.	Net Gains	Extrao. Items	Yield On Assets	Cost Of Funds	Yld-Cost Spread	MEMO: Assets/ FTE Emp.	MEMO: Effective Tax Rate
Campello Bancorp, Inc.
April 30, 2008	2.99%	0.00%	0.06%	0.00%	6.34%	3.96%	2.38%	$4,446	27.64%

All Public Companies
Averages	2.57%	0.06%	0.04%	0.01%	6.19%	3.64%	2.55%	$5,892	32.21%
Medians	2.54%	0.00%	0.01%	0.00%	6.07%	3.67%	2.57%	$5,028	32.87%

State of MA
Averages	2.76%	0.02%	0.08%	0.00%	5.91%	3.49%	2.43%	$6,131	34.43%
Medians	2.62%	0.00%	0.04%	0.00%	5.90%	3.46%	2.40%	$5,920	34.24%

Comparable Group
Averages	2.63%	0.02%	0.05%	0.00%	5.94%	3.39%	2.56%	$5,490	33.17%
Medians	2.69%	0.00%	0.04%	0.00%	5.93%	3.43%	2.53%	$5,091	34.24%

Comparable Group
BFBC Benjamin Franklin Bancorp Inc. of MA	2.65%	0.08%	0.03%	0.00%	5.74%	3.09%	2.65%	$6,225	33.60%
CEBK Central Bancorp of Somerville MA(1)	2.51%	0.00%	0.18%	0.00%	5.93%	3.65%	2.29%	NM	28.39%
CBNK Chicopee Bancorp, Inc. of MA	3.12%	0.00%	0.12%	0.00%	5.85%	3.28%	2.56%	$3,978	39.26%
HBNK Hampden Bancorp, Inc. of MA	2.64%	0.00%	0.05%	0.00%	5.79%	3.57%	2.22%	$5,091	39.71%
HIFS Hingham Institution for Savings of MA	1.48%	0.00%	0.00%	0.00%	6.07%	3.89%	2.18%	$8,920	34.88%
LSBX LSB Corp. of N. Andover MA	1.89%	0.00%	-0.13%	0.00%	6.12%	3.80%	2.32%	$7,424	41.28%
LEGC Legacy Bancorp, Inc. of MA	3.15%	0.02%	0.06%	0.00%	6.09%	3.60%	2.49%	$4,985	8.53%
MFLR Mayflower Bancorp, Inc. of MA(1)	2.77%	0.01%	0.11%	0.00%	5.93%	3.06%	2.86%	$3,579	30.26%
NHTB NH Thrift Bancshares of NH	2.72%	0.06%	0.03%	0.00%	5.93%	2.86%	3.07%	$3,483	26.80%
NFSB Newport Bancorp, Inc. of RI	3.38%	0.00%	0.00%	0.00%	6.00%	3.07%	2.93%	$5,726	49.02%

(1)	Financial information is for the quarter ending December 31, 2007.

Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.11

CDs which have been attracted with highly competitive rates. Additionally, the Company has offered a high yield checking account to consumers and small businesses which have been effective in increasing transaction accounts while also lending an upward bias to CBI’s cost of funds. CBI’s interest expense ratio is expected to diminish on a pro forma basis, as the Conversion proceeds will represent interest-free funds for the Company. Overall, the Company’s net interest income ratio of 2.64% fell below the Peer Group average of 2.73% as previously noted.

Non-interest operating income is a more significant contributor to CBI’s earnings relative to the Peer Group, at 0.77% and 0.52%, respectively. The Company’s non-interest income ratio is comparatively higher, reflecting in part, the Company’s success in attracting fee generating transaction accounts as well as its diversification into non-traditional product lines (primarily insurance commission income but also investment products and services), which provide a modest amount fee income. Additionally, non-interest income was further enhanced by the purchase of BOLI, wherein the income from the increase in the cash surrender value of the policies is reflected as non-interest income. Importantly, while the Company has benefited from the high level of fee income, there have been offsetting operating costs associated with CBI’s transaction-oriented deposit base and insurance agency operations.

In another key area of core earnings, the Company maintained a higher level of operating expenses than the Peer Group. For the period covered in Table 3.3, the Company and the Peer Group recorded operating expense to average assets ratios of 2.99% and 2.78%, respectively. The Company’s higher level of operating expenses can in part be attributed to the higher personnel needs that result from a funding composition with comparatively higher concentration of transaction accounts in addition to expenses associated with non-traditional insurance agency operations. Additionally, the Company has added staff to support implementation of business plan growth strategies, including the commercial lending initiatives. Consistent with the Company’s higher operating expense ratio, CBI maintained a comparatively higher number of employees relative to its asset size. Assets per full time equivalent employee equaled $4.4 million for the Company, versus a comparable measure of $5.5 million for the Peer Group.

CBI’s efficiency ratio (operating expenses as a percent of the sum of non-interest operating income and net interest income) of 87.7% (adjusted to excluded gains on the sale of other loans) is less favorable than the Peer Group’s ratio of 81.5%, reflecting the Company’s

RP® Financial, LC.	PEER GROUP ANALYSIS
III.12

comparatively weaker core earnings position. On a post-offering basis, the Company’s efficiency ratio may improve marginally over the short term while management expects more significant long-term improvement as the proceeds and infrastructure investments are leveraged.

Loan loss provisions had a greater impact on CBI’s and the Peer Group’s earnings, with loan loss provisions established by the Company and the Peer Group equaling 0.27% and 0.05% of average assets, respectively. The Company’s loan loss provisions have increased in the most recent fiscal year in response to growth in the level of NPAs and the resulting lower reserve coverage ratio.

Gains and losses from the sale of assets had a similar impact on the Company’s earnings for the twelve month period shown in Table 3.3, as the Company reported net gains equal to 0.06% of average assets while net gains reported by the Peer Group equaled 5 basis points of average assets based on the average while the median yielded a zero result. Gains reported by the Company and the Peer Group were largely comprised of gains on the sale of loans and investments. Such gains are subject to volatility due to fluctuations in market and interest rate conditions, and, thus are not viewed as being a recurring source of income, and thus will be excluded from the calculation of the valuation earnings base.

The Company’s effective tax rate for the last 12 months of 27.64% is slightly below the Peer Group average of 33.17%. The Company expects that its effective tax rate will approximate the long term historical average and will more closely approximate the Peer Group average in the future.

Loan Composition

Table 3.4 presents data related to the Company’s and the Peer Group’s loan portfolio compositions as a percentage of assets, as well as data pertaining to investment in mortgage-backed securities, loans serviced for other and risk weighted assets. The information presented for the Company reflects financial data as of April 30, 2008, while the Peer Group reflects data as of March 31, 2008 unless otherwise indicated. In comparison to the Peer Group, the Company maintained a relatively lower investment in MBS based on a ratio of 0.1% of assets for the Company and 10.9% for the Peer Group on average. However, the Company was more heavily invested in 1-4 family whole mortgage loans than the Peer Group, based on their respective ratios equal to 41.5% and 36.6% of total assets. Taken together, permanent 1-4 family residential mortgage loans and MBS equaled 41.6% and 47.5% of assets for the Company and the Peer Group, respectively.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.13

Table 3.4

Loan Portfolio Composition and Related Information

Comparable Institution Analysis

As of March 31, 2008

	Portfolio Composition as a Percent of Assets
Institution	MBS	1-4 Family	Constr. & Land	5+Unit Comm RE	Commerc. Business	Consumer	RWA/ Assets	Serviced For Others	Servicing Assets
	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	($000)
Campello Bancorp, Inc.	0.06%	41.49%	14.52%	23.59%	4.18%	0.31%	70.01%	$102,283	$217

All Public Companies
Averages	11.17%	36.25%	7.18%	19.30%	4.36%	2.79%	64.52%	$1,709,158	$21,060
Medians	8.44%	34.90%	4.90%	17.49%	2.95%	0.66%	64.25%	$35,180	$134

State of MA
Averages	12.84%	29.13%	5.35%	24.28%	5.83%	3.33%	69.07%	$44,025	$227
Medians	9.15%	32.83%	5.27%	23.40%	5.64%	0.50%	68.92%	$33,055	$108

Comparable Group
Averages	10.93%	36.56%	5.07%	24.32%	4.59%	0.87%	68.01%	$64,633	$289
Medians	7.63%	35.37%	5.09%	22.23%	4.05%	0.36%	68.20%	$28,420	$52

Comparable Group
BFBC Benjamin Franklin Bancorp Inc. of MA	9.15%	27.31%	5.27%	30.39%	4.16%	0.23%	69.29%	$154,540	$514
CEBK Central Bancorp of Somerville MA(1)	4.05%	33.44%	5.58%	44.08%	2.37%	0.18%	69.41%	$100	$0
CBNK Chicopee Bancorp, Inc. of MA	1.36%	37.29%	8.77%	23.40%	9.25%	0.85%	79.12%	$48,170	$228
HBNK Hampden Bancorp, Inc. of MA	15.89%	33.28%	2.89%	21.06%	5.64%	3.81%	66.40%	$30,930	$0
HIFS Hingham Institution for Savings of MA	1.33%	40.80%	4.90%	34.57%	0.03%	0.06%	64.83%	$770	$0
LSBX LSB Corp. of N. Andover MA	32.65%	16.24%	6.89%	27.23%	3.93%	0.13%	67.12%	$25,910	$80
LEGC Legacy Bancorp, Inc. of MA	7.20%	44.34%	4.05%	20.56%	2.85%	0.50%	70.55%	$8,160	$24
MFLR Mayflower Bancorp, Inc. of MA(1)	23.52%	32.83%	7.68%	10.86%	1.81%	1.04%	60.44%	$61,970	$368
NHTB NH Thrift Bancshares of NH	6.09%	48.18%	4.03%	17.03%	5.54%	1.84%	69.37%	$305,840	$1,675
NFSB Newport Bancorp, Inc. of RI	8.05%	51.92%	0.66%	14.05%	10.27%	0.12%	63.60%	$9,940	$0

(1)	Financial information is for the quarter ending December 31, 2007.

Source: SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.14

Diversification into higher risk types of lending was modestly more significant for the Company than the Peer Group companies on average. In this regard, commercial real estate and C&I loans were at similar levels in aggregate (27.8% for the Company and 28.9% for the Peer Group), while CBI was more actively involved in construction lending, which represented 14.5% of assets for the Company versus an average of 5.1% for the Peer Group. Together, commercial mortgage, C&I loans and construction loans approximated 42.3% of total assets for the Company, versus an average of 34.0% of assets for the Peer Group.

Consumer loans accounted for a relatively small portion of the respective loan portfolio of the Company and the Peer Group companies on average. Overall, as a result of the comparatively greater diversification into high risk-weight lending, the Company’s modestly higher ratio of loans overall and corresponding lower level of low-risk investment securities and MBS, the Company maintained a modestly higher risk-weighted assets-to-assets ratio of 70.0%, as compared to the Peer Group’s average ratio of 68.0%.

Credit Risk

The ratio of NPAs/assets equaled 2.07% for the Company versus an average of 0.55% for the Peer Group as shown in Table 3.5. Importantly, CBI’s NPA/assets ratio was above the level reported by any of the Peer Group companies on an individual basis (the highest ratio for the Peer Group was 1.68% of assets reported by Central Bancorp). The higher ratio of NPAs reported by the Company was the result of both a higher ratio of non-performing and REO. The Company maintained a lower level of loss reserves as a percent of non-performing assets (57.11% versus 180.80% for the Peer Group. Chargeoffs were minimal for both the Company and the Peer Group.

The Company maintains allowances for loan and lease losses (“ALLL”) to total loans which exceeded the Peer Group average. Specifically, the ratio of reserves to total loans equaled 1.41% for the Company versus an average and median ratio for the Peer Group equal to 0.89% and 0.84%, respectively. The greater emphasis on higher risk commercial and construction lending suggest that the higher ratio of reserves-to-loans reported by CBI in comparison to the Peer Group are appropriate (i.e., the greater emphasis on commercial mortgage, C&I and construction lending warrants greater reserve coverage in relation to total

RP® Financial, LC.	PEER GROUP ANALYSIS
III.15

Table 3.5

Credit Risk Measures and Related Information

Comparable Institution Analysis

As of March 31, 2008 or Most Recent Date Available

Institution	REO/ Assets	NPAs & 90+Del/ Assets	NPLs/ Loans	Rsrves/ Loans	Rsrves/ NPLs	Rsrves/ NPAs & 90+Del	Net Loan Chargoffs	NLCs/ Loans
	(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
Campello Bancorp, Inc.	0.16%	2.07%	2.45%	1.41%	57.77%	53.57%	$81	0.03%

All Public Companies
Averages	0.18%	1.26%	1.39%	1.01%	169.04%	133.01%	$522	0.16%
Medians	0.06%	0.60%	0.68%	0.88%	117.84%	84.88%	$136	0.06%

State of MA
Averages	0.05%	0.50%	0.67%	0.97%	240.86%	186.42%	$273	0.06%
Medians	0.01%	0.32%	0.51%	0.93%	188.17%	188.17%	$154	0.01%

Comparable Group
Averages	0.02%	0.55%	0.73%	0.89%	201.56%	180.80%	$82	0.03%
Medians	0.00%	0.28%	0.35%	0.84%	188.17%	188.17%	$27	0.01%

Comparable Group
BFBC Benjamin Franklin Bancorp Inc. of MA	0.00%	0.20%	0.30%	0.94%	312.63%	312.63%	$13	0.01%
CEBK Central Bancorp of Somerville MA(1)	0.00%	1.68%	2.02%	0.76%	37.64%	37.64%	$170	0.00%
CBNK Chicopee Bancorp, Inc. of MA	0.00%	0.28%	0.35%	0.79%	225.96%	225.96%	$13	0.01%
HBNK Hampden Bancorp, Inc. of MA	0.00%	0.69%	1.03%	0.88%	85.28%	85.28%	$4	0.00%
HIFS Hingham Institution for Savings of MA	0.00%	0.28%	0.35%	0.66%	188.17%	188.17%	$0	0.00%
LSBX LSB Corp. of N. Andover MA	0.09%	0.24%	0.27%	1.31%	487.40%	302.36%	$41	0.05%
LEGC Legacy Bancorp, Inc. of MA	0.02%	0.86%	1.16%	0.86%	73.79%	72.05%	$137	0.08%
MFLR Mayflower Bancorp, Inc. of MA(1)	0.00%	0.44%	0.83%	1.06%	127.47%	127.47%	$297	0.00%
NHTB NH Thrift Bancshares of NH	0.04%	NA	NA	0.81%	NA	NA	$135	0.09%
NFSB Newport Bancorp, Inc. of RI	0.00%	0.24%	0.30%	0.82%	275.66%	275.66%	$7	0.01%

(1)	Financial information is for the quarter ending December 31, 2007.

Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2008 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.16

loans). Additionally, the Company’s credit risk profile has increased over the last couple of years with the increase in NPAs and owing to the more active commercial mortgage and C&I lending activity; the portfolio of commercial mortgage and C&I loans has increased by nearly $60 million since the end of fiscal 2004 thereby more than doubling in size and thus, a significant portion of the portfolio is relatively unseasoned.

Interest Rate Risk

Table 3.6 reflects various key ratios highlighting the relative interest rate risk exposure. From a balance sheet perspective, CBI’s lower pre-conversion capital position and lower IEA/IBL ratio suggest higher exposure. On a post-conversion basis, these ratios should increase to levels approximating or even exceed the Peer Group average and median at the upper end of the expected offering range. In the absence of comparability in timely interest rate risk reporting and methodology, we reviewed quarterly changes in the net interest income ratio.

To analyze interest rate risk associated with the net interest margin, we also reviewed quarterly changes in net interest income as a percent of average assets for CBI and the Peer Group. In general, the recent relative fluctuations in the Company’s net interest income to average assets ratios were considered to be comparable to the Peer Group, and thus, based on the interest rate environment that prevailed during the period analyzed in Table 3.6, CBI was viewed as maintaining a similar degree of interest rate risk exposure in the net interest margin. Moreover, the Company’s net interest income ratio should stabilize to some degree following the conversion stock offering, given the initial expected proceeds reinvestment strategy (primarily short-to-intermediate term investment securities).

Summary

Based on the above analysis and the criteria employed in the selection of the companies for the Peer Group, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of CBI. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.17

Table 3.6

Interest Rate Risk Measures and Net Interest Income Volatility

Comparable Institution Analysis

As of March 31, 2008 or Most Recent Date Available

	Balance Sheet Measures
Institution	Tangible Equity/ Assets	IEA/ IBL	Non-Earn. Assets/ Assets	Quarterly Change in Net Interest Income
				3/31/2008	12/31/2007	9/30/2007	6/30/2007	3/31/2007	12/31/2006
	(%)	(%)	(%)	(change in net interest income is annualized in basis points)
Campello Bancorp, Inc.	5.8%	100.9%	5.8%	4	-1	-2	-6	-5	-4

All Public Companies	11.0%	109.1%	5.8%	0	-3	-1	2	0	-7
State of MA	14.1%	113.8%	4.9%	0	6	-5	0	9	-12

Comparable Group
Averages	11.3%	109.5%	5.0%	-4	3	-2	0	4	-16
Medians	8.7%	107.2%	5.1%	-4	8	-4	2	4	-16

Comparable Group
BFBC Benjamin Franklin Bancorp Inc. of MA	7.4%	106.9%	6.5%	4	11	-15	13	12	-19
CEBK Central Bancorp of Somerville MA(1)	6.7%	104.6%	3.3%	NA	13	-3	1	-20	-21
CBNK Chicopee Bancorp, Inc. of MA	20.9%	120.9%	4.9%	-18	5	-11	6	-13	-9
HBNK Hampden Bancorp, Inc. of MA	19.8%	121.1%	3.7%	-13	18	10	0	57	-17
HIFS Hingham Institution for Savings of MA	7.4%	105.5%	3.0%	8	14	-4	10	-2	-25
LSBX LSB Corp. of N. Andover MA	9.1%	107.5%	3.0%	-12	-7	-12	-4	6	-10
LEGC Legacy Bancorp, Inc. of MA	13.0%	110.7%	6.3%	9	-13	-2	-15	15	-9
MFLR Mayflower Bancorp, Inc. of MA(1)	8.3%	104.0%	5.2%	NA	-3	-12	2	1	-8
NHTB NH Thrift Bancshares of NH	5.3%	101.6%	8.8%	-1	14	16	4	9	-15
NFSB Newport Bancorp, Inc. of RI	15.2%	112.2%	5.7%	-6	-18	8	-22	-22	-23

(1)	Financial information is for the quarter ending December 31, 2007.

NA=Change is greater than 100 basis points during the quarter.

Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2008 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS
IV.1

IV. VALUATION ANALYSIS

Introduction

This chapter presents the valuation analysis and methodology used to determine the estimated pro forma market value of the common stock to be issued in conjunction with CBI’s Conversion transaction. The valuation incorporates the appraisal methodology promulgated by the Federal and state banking agencies for standard conversions and mutual holding company offerings, particularly regarding selection of the Peer Group, fundamental analysis on both the Company and the Peer Group, and determination of the Company’s pro forma market value utilizing the market value approach.

Appraisal Guidelines

The OTS written appraisal guidelines, originally released in October 1983 and updated in late-1994, and adopted in practice by the Division and the FDIC, specify the market value methodology for estimating the pro forma market value of an institution. The valuation methodology provides for: (1) the selection of a peer group of comparable publicly-traded institutions, excluding from consideration institutions which have recently converted, subject to acquisition or in MHC form; (2) a financial and operational comparison of the subject company to the selected peer group, identifying key differences and similarities; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

RP® Financial, LC.	VALUATION ANALYSIS
IV.2

The pro forma market value determined herein is a preliminary value for the Company’s to-be-issued stock. Throughout the Conversion process, RP Financial will: (1) review changes in CBI’s operations and financial condition; (2) monitor CBI’s operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending conversion offerings (including those in the offering phase), both regionally and nationally. If material changes should occur during the Conversion process, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

The appraised value determined herein is based on the current market and operating environment for the Company and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including CBI’s value, or CBI’s value alone. To the extent a change in factors impacting the Company’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, including the market for new issues, to assess the impact on value of CBI coming to market at this time.

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IV.3

1.	Financial Condition

The financial condition of an institution is an important determinant in pro forma market value, because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in financial strength between the Company and the Peer Group are noted as follows:

•

Overall A/L Composition. The Company’s asset composition includes a higher proportion of loans overall, with CBI’s loan portfolio reflecting greater diversification in the area of commercial lending (the combined total of commercial/multi-family mortgage, C&I loans and construction/land loans exceeds the Peer Group average). Comparatively, the Peer Group was more actively involved in 1-4 family mortgage lending. The Company’s net interest income ratio is above the Peer Group average, reflecting the higher yielding high risk-weight loan portfolio composition in comparison to the Peer Group average. The composition of funding liabilities for the Company and the Peer Group is relatively similar in broad terms, as the ratio of deposits modestly exceeded the Peer Group average while borrowed funds compared more closely to the Peer Group average. Overall, the Company maintained a slightly lower level of interest-earning assets and a higher level of interest-bearing liabilities compared to the Peer Group, which provided for a lower IEA/IBL ratio for the Company. The Company’s ratio of IEA/IBL will improve on a post-offering basis, diminishing or even eliminating the current disadvantage.

•

Credit Quality. In comparison to the Peer Group, the Company maintained significantly higher levels of NPAs and non-performing loans. Loss reserves maintained as a percent of total loans were higher for the Company and the greater emphasis on higher risk lending coupled with the higher ratio of NPAs suggests that the higher percentage of reserves-to-loans in comparison to the Peer Group is appropriate. At the same time, the Company’s reserve coverage in relation to NPAs was well below the Peer Group average. The combination of greater NPAs, higher credit risk profile of the loan portfolio, and lower reserve coverage indicate a significant disadvantage for the Company relative to the Peer Group in credit quality.

•

Balance Sheet Liquidity. The Company currently maintains a relatively modest level of cash, investments and MBS in comparison to the Peer Group. Like the Peer Group, the majority of the Company’s investments are designated AFS. The Company’s borrowing capacity is considered to be relatively comparable to the Peer Group’s borrowings capacity, in light of the similar level of borrowings maintained by the Company (21.1% of assets for the Company versus including subordinated debt versus 22.0% of assets for the Peer Group on average). The infusion of the conversion proceeds will initially increase the Company’s level of liquid assets pending investment into loans and other longer-term investments.

RP® Financial, LC.	VALUATION ANALYSIS
IV.4

•

Funding Liabilities. Retail deposits served as the primary interest-bearing source of funds for the Company and the Peer Group, with the Company maintaining a higher deposits-to-assets ratio than the Peer Group. At the same time, the ratio of borrowings-to-assets was relatively comparable. In total, the Company maintained a higher level of interest-bearing liabilities than the Peer Group which, coupled with its relatively higher cost of funds, translated into a comparatively high ratio of net interest expense to average assets. Following the stock offering, the infusion of stock proceeds can be expected to support an increase in the Company’s capital ratio and a resulting decline in the level of interest-bearing liabilities maintained as a percent of assets.

•

Capital. The Company operates with a lower pre-offering tangible capital ratio than the Peer Group, 5.8% and 11.3% of assets, respectively. However, following the Conversion offering, the disparity between the respective capital ratios of the Company and Peer Group; the Company’s equity/assets ratio may approximate or modestly exceed the Peer Group (based on closing the Conversion at the upper end of the offering range).

On balance, we have made a moderate downward adjustment for the Company’s financial condition on a pro forma basis relative to the Peer Group, primarily attributable to the Company’s disadvantage in credit quality.

2.	Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple the investment community will pay for earnings. The major factors considered in the valuation are described below.

•

Earnings. The Company’s pre-conversion profitability (i.e., ROA) is below the Peer Group average, as CBI’s favorable level of non-interest income is more than offset by its weaker net interest margin and higher operating expense ratio. While profitability is expected to improve on a pro forma basis over the long term, pro forma ROA is expected to remain at a disadvantage initially. In addition, there remain certain unknown aspects of future earnings, such as the ability to realize profitable growth objectives that cover the anticipated investments in business resource centers and personnel

•

Core Earnings. Non-operating items are limited for both the Company and the Peer Group. Thus, CBI’s core earnings are expected to remain below the Peer Group’s on a pro forma basis over the near term following the Conversion.

•

Interest Rate Risk. Quarterly changes in the Company’s net interest income to average assets ratios indicate similar volatility relative to the Peer Group on average. Other measures impacting interest rate risk, such as capital ratios and IEA/IBL ratios, reflect greater risk exposure for the Company. On a pro forma basis, the Company’s capital position and IEA/IBL ratio will be enhanced by the infusion of the conversion proceeds, thereby lessening its comparative exposure.

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IV.5

•

Credit Risk. The Company’s credit risk exposure was comparatively greater than the Peer Group’s based on its higher ratio of NPAs and lower reserve coverage. While the ratio of ALLLs to total loans is greater for the Company, the ratio in comparison to NPAs is well below the Peer Group average. While chargeoffs were limited for both the Company and the Peer Group, the recent increase in NPAs create uncertainty that CBI will continue to achieve a low level of chargeoffs and loan loss provisions. Importantly, in addition to the relatively higher credit risk exposure with regard to the Company’s higher NPAs, strong growth in high risk-weight lending in the commercial lending area results in limited seasoning of the portfolio which also implies greater credit risk.

•

Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the infusion of stock proceeds will increase the Company’s earnings growth potential with respect to leverage capacity and providing the Company with additional liquidity for purposes of funding loan growth. Second, opportunities to increase earnings through loan and deposit growth are considered to be similar relative to the Peer Group’s markets as eight out of a total of ten Peer Group companies are based in Massachusetts with five of those eight Massachusetts thrifts operating within the greater Boston metropolitan area. The Company will be seeking to continue to expand on a retail basis following the offering and the strengthened pro forma capital position will support such efforts.

•

Return on Equity. The Company’s pro forma capital position will roughly approximate the Peer Group average. Coupled with CBI’s lower profitability, in terms of its ROA, the Company’s pro forma core ROE is anticipated to be lower than the Peer Group average initially.

Overall, we concluded that a moderate downward adjustment for profitability, growth and viability of earnings was appropriate in view of CBI’s relatively lower pro forma ROA and ROE versus the Peer Group, as well as the factors relating to the Company’s credit risk and interest rate exposure and earnings growth potential.

3.	Asset Growth

CBI experienced modest asset growth of 5.12% during the most recent twelve month period, versus a 10.69% asset growth rate posted by the Peer Group based on the average. At the same time, the Company’s longer term growth trends have been more favorable. The Company will realize a significant increase in its pro forma capital position from the infusion of stock proceeds, which will provide CBI with comparable leverage capacity relative to the Peer Group’s leverage capacity. In addition, the Company’s expansion strategy focused on the

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IV.6

establishment of new business resource centers (and possibly converting successful business resource centers to full-service branches) should provide a favorable platform to support asset growth. Overall, taking all the foregoing factors into account, we believe no adjustment was warranted for this factor.

4.	Primary Market Area

The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. The market area served by the Company includes areas of southeastern Massachusetts and Cape Cod which are principally suburban in nature and are thus, relatively similar to the Peer Groups’ markets on average. The primary market areas of the Peer Group companies have experienced population and household growth since 2000 (see Table 4.1), with the rate of increase approximating the range exhibited by the Company’s markets — the rate of growth for Barnstable County approximated the Peer Group average while the growth rate for Plymouth County was above the Peer Group average. Comparative per capita income data indicates that the Peer Group companies generally operate in markets that have a comparable level of affluence. Per capita income in the Company’s Plymouth County market equals the Peer Group median while per capita income levels in Barnstable County are modestly above the Peer Group average but well within the Peer Group range.

The Company will maintain a relatively small share of the deposit market but the Peer Group companies also maintain a limited share of their respective deposit markets, particularly those operating in the highly populous Boston metropolitan area. The two Peer Group companies operating in less populous markets outside of Massachusetts as well as Legacy Bancorp which operates in more rural western Massachusetts are able to maintain a relatively greater share of their comparatively smaller markets. As shown in Table 4.1, the unemployment rates for the Company’s markets fell within the range exhibited by the Peer Group’s primary markets. Specifically, the unemployment rates for Plymouth and Barnstable Counties equalled 4.2% and 4.8%, respectively, in comparison to the Peer Group average and median of 4.2% and 4.8%, respectively.

On balance, we concluded that no valuation adjustment was required for the Company’s market area in comparison to the Peer Group’s markets.

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Table 4.1

Campello Bancorp, Inc.

Peer Group Market Area Comparative Analysis

							Per Capita		6/30/07
		Estimated		Projected	Estimated	Projected	Income		Deposit	Unemployment
	Headquarters	Population		Population	2000-2007	2007-2012		% State	Market	Rate
Institution	County	2000	2007	2012	% Change	% Change	Amount	Average	Share(1)	4/30/2008
		(000)	(000)	(000)
Benjamin Frkln Bncrp Inc of MA	Norfolk	650	665	675	2.29%	1.44%	$45,708	129.13%	2.76%	3.4%
Central Bncrp of Somerville MA	Middlesex	1,465	1,483	1,494	1.23%	0.74%	$43,877	123.96%	1.12%	3.1%
Chicopee Bancorp, Inc. of MA	Hampden	456	465	470	1.87%	1.10%	$24,970	70.54%	4.62%	4.7%
Hampden Bancorp, Inc. of MA	Hampden	456	465	470	1.87%	1.10%	$24,970	70.54%	4.25%	4.7%
Hingham Inst. for Sav. of MA	Plymouth	473	506	530	6.92%	4.92%	$33,380	94.30%	5.35%	4.2%
LSB Corp of No. Andover MA	Essex	723	754	776	4.24%	2.86%	$35,481	100.24%	1.97%	4.2%
Legacy Bancorp, Inc. of MA	Berkshire	135	134	134	-0.65%	-0.39%	$28,348	80.09%	19.14%	4.1%
Mayflower Bancorp, Inc. of MA	Plymouth	473	506	530	6.92%	4.92%	$33,380	94.30%	3.20%	4.2%
NH Thrift Bancshares of NH	Sullivan	40	43	46	7.26%	5.19%	$26,489	84.93%	25.80%	3.6%
Newport Bancorp, Inc. of RI	Newport	85	85	84	-0.42%	-0.98%	$35,500	128.50%	10.56%	5.2%

	Averages:	496	511	521	3.15%	2.09%	$33,210	97.65%	7.88%	4.1%
	Medians:	465	485	500	2.08%	1.27%	$33,380	94.30%	4.44%	4.2%

Campello Bancorp, Inc.	Plymouth	473	506	530	6.92%	4.92%	$33,380	94.30%	3.77%	4.2%
	Barnstable	222	230	235	3.53%	2.22%	$35,135	99.26%	0.66%	4.8%

(1)	Total institution deposits in headquarters county as percent of total county deposits (banks and thrifts only).

Sources: SNL, FDIC.

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IV.8

5.	Dividends

At this time the Company has not established a dividend policy. Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions. Eight out of ten Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.14% to 4.87%. The average dividend yield on the stocks of the Peer Group institutions was 2.41% as of June 20, 2008, representing an average payout ratio of 40.55% of core earnings. However, three of the Peer Group companies had very high payout ratios approaching or exceeding 100% of earnings which were assigned a “NM – not meaningful” designation since they are paying dividends out of capital rather than earnings. As of June 20, 2008, approximately 80% of all publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1) exhibiting an average yield of 2.77% and an average payout ratio of 36.31% of core earnings. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

The Company’s dividend capacity will be enhanced by the Conversion and resulting increase in capital. At the same time, the Company will maintain a lower ROA in comparison to the Peer Group which will reduce its relative capacity to pay dividends. Coupled with the Company’s stated growth objectives and the corresponding anticipated needs to retain capital to support that growth, we concluded that a slight downward adjustment is warranted for purposes of dividends relative to the Peer Group.

6.	Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets. All 10 of the Peer Group companies trade on the NASDAQ system. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $24.2 million to $115.0 million as of June 20, 2008, with average and median market values of $69.4 million and $67.7 million, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 1.6 million to 9.1 million, with average and median shares outstanding both approximating 5.2 million shares. The Company’s pro forma market value and shares outstanding for the Company will be in the lower end of the Peer Group range, and will be well below the Peer Group average and median.

RP® Financial, LC.	VALUATION ANALYSIS
IV.9

Accordingly, we anticipate that the liquidity in the Company’s stock will be modestly lower relative to the Peer Group companies’ stocks and have applied a slight downward adjustment for this factor.

7.	Marketing of the Issue

We believe that three separate markets need to be considered for thrift stocks such as the Company coming to market: (1) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company and stock trading history; and (3) the thrift acquisition market for thrift and bank franchises in Massachusetts. All of these markets were considered in the valuation of the Company’s to-be-issued stock.

A.	The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed over the past year. The broader stock market showed a positive trend at the start of third quarter of 2007, with the DJIA closing at record highs in mid-July. A positive report on manufacturing activity in June, healthy job growth reflected in the June employment report and merger news contributed to the stock market rally. A favorable second quarter earnings report by IBM helped the DJIA close above the 14000 mark heading into late-July, which was followed a general downturn in stocks during late-July and early-August. Stocks were driven lower by fears that the housing slump was spreading to the broader economy and concerns of a widening credit crunch prompted by home mortgage lenders cutting off credit or raising rates for a growing number of borrowers. The stock market turned highly volatile in mid-August, reflecting mixed economic news and the ongoing fallout from the credit

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IV.10

crisis. Volatility in the stock market continued to prevail through the end of August, based on concerns about the impact of the credit crunch on the economy and speculation about whether or not the Federal Reserve would cut rates at its September meeting. A disappointing employment report for August, which showed a drop in jobs for the first time in four years, caused stocks to plummet in early-September. However, upbeat news about consumer demand boosted stocks in mid-September ahead of the Federal Reserve meeting. Stocks soared on news of the Federal Reserve’s decision to cut the federal funds rate by a half of percentage point rate, which exceeded the quarter point rate cut most economists had expected. The larger than expected rate cut generally sustained the positive trend in the broader stock market through the end of the third quarter.

The DJIA started the fourth quarter of 2007 soaring to a record high, which was followed by an uneven market for stocks going into mid-October amid uncertainty over forthcoming third quarter earnings reports. Lackluster earnings and credit concerns sparked a mid-October sell-off, as Standard & Poor’s reduced its rating on more than 1,400 types of residential mortgage-backed securities. Stocks rebounded somewhat in late-October, supported by some good third quarter earnings in the technology sector and the Federal Reserve’s decision to cut rates by a quarter point as expected. Fresh concerns about problems in the credit markets becoming worse, fears of soaring energy prices and the dollar falling caused stocks to plummet in early-November. Following a close below 13000, the DJIA had a one day rebound of over 300 points on bargain hunting. Stocks pulled back heading into the second half of November, reflecting concerns that the weak housing market would depress consumer spending and expectations of more write-downs to be taken on risky debt. Stocks rebounded in late-November and early-December, amid growing expectations that the Federal Reserve would cut rates at its mid-December meeting. News of a 0.25% rate cut by the Federal Reserve sent stocks sharply lower in mid-December 2007, as some investors had hoped for a more significant rate cut. Credit worries and downgrades of several bellwether stocks also contributed to the mid-December pullback in the broader stock market. Weak economic data and expectations that fourth quarter earnings would reflect more large write-downs of subprime mortgage debt by some of the world’s largest banks weighed on stocks in year end trading.

The downward trend in stocks continued at the start of 2008, as mounting concerns about the economy, higher oil prices and news of more large write-downs taken on subprime mortgages and debt all contributed to the negative sentiment in the stock market.

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IBM’s strong earnings report for the fourth provided a boost to the stock market in mid-January. Stocks tumbled sharply lower heading into the second half of January on investors’ fears of more damage to come from the subprime mortgage crisis following huge fourth quarter losses reported by Citigroup and Merrill Lynch. A surprise 0.75% rate cut by the Federal Reserve on January 22, 2008 helped to limit damage from the prior day’s sell-off in the global markets, which was spurred by fears that a U.S. recession would slow economic growth in the foreign markets as well. News of a possible bond-insurance bailout triggered a sharp mid-day rebound in the DJIA the day following the rate cut, as the DJIA recovered almost 600 points from morning lows and closed up almost 300 points for the day. Following three consecutive sessions of gains, stocks closed lower at the end of the week on profit taking. Some positive economic data and a second rate cut by the Federal Reserve in nine days helped the broader stock market to close out January on an upbeat note.

Recession fears, fueled by a decline in January service-sector activity, triggered a broad based sell-off in the stock market in early-February 2008. A favorable retail sales report for January helped stocks to rebound in mid-January, which was followed by a downward trend heading into late-February amid higher oil prices, more weak economic data and signs of stagflation. Following a brief rally, stocks plunged at the end of February on concerns about the ongoing credit crisis and rising oil prices. Escalating problems in the bond market and weak economic data, which included job losses in the February employment report and a record number of homes entering foreclosure in the fourth quarter, extended the downturn in the broader stock market during the first part of March. Stocks soared higher heading into mid-March after the Federal Reserve said it would lend Wall Street $200 billion in a move aimed at taking difficult to trade securities temporarily out of circulation. The stock market experienced heightened volatility in mid-March, with the DJIA swinging significantly higher or lower on a daily basis. Stocks declined sharply on news of Bear Stearns’ collapse, which was followed by a more than 400 point increase in the DJIA. The surge in stocks was supported by the Federal Reserve cutting its target rate by 0.75% to 2.25% and Goldman Sachs and Lehman Brothers reporting better than expected earnings. Stocks tumbled the following day, with the DJIA declining by almost 300 points on renewed worries about the economy. Led by financial stocks, the stock market rebounded strongly heading into late-March. Major contributors to the rally in financial stocks were Fannie Mae and Freddie Mac, which rebounded on easing of regulatory constraints, and J.P. Morgan’s increased bid for Bear Stearns from $2 a share to $10 a share. Concerns about the broader economy pressured stocks lower at the close of the first quarter. Overall, the first quarter of 2008 was the worst quarter for the DJIA in five and one-half years, as a 7.6% decline was recorded in the DJIA for the first quarter.

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IV.12

In terms of trends in the broader stock market during the second quarter of 2008, stocks surged higher at the start of the second quarter of 2008. The Dow Jones Industrial Average (“DJIA”) posted a gain of almost 400 points on news of two major financial firms with significant credit risk issues taking steps to shore up their capital. Uncertainty over first quarter earnings reports provided for a narrow trading range heading in mid-April, which was followed by a downturn in the broader stock market. Stocks retreated after a disappointing first quarter earnings report from General Electric stoked concerns about the health of both corporate profits and the economy in general. Some better-than-expected first quarter earnings reports provided a boost to stocks in mid-April, which was followed by a narrow trading range through the end of April amid mixed earnings reports and the Federal Reserve’s decision to cut its target rate by 0.25% as expected. The broader stock market started May on a positive note, but then led by a sell-off in financial stocks reversed course heading into mid-May. Higher oil prices and ongoing concerns of eroding credit quality contributed to the decline in financial stocks. The broader stock market showed a positive trend heading into mid-May, which was supported by a slight decline in oil prices and encouraging inflation numbers reflected in the April data for consumer prices. Soaring oil prices and growing concerns about inflation triggered a sell-off in the broader stock heading into the second half of May. The downward in stocks continued through the end of May and into-early June amid concerns about more credit-related losses forecasted for the financial sector. Following a one day rebound on surprisingly strong retail sales data for May, a spike in the May unemployment rate accelerated the early-June slide in stocks. Led by a decline in financial shares, the downward trend in stocks prevailed through most of June. On June 20, 2008, the DJIA closed at 11842.69, a decrease of 11.4% from one year ago and a decrease of 10.7% year-to-date, and the NASDAQ closed at 2406.09, a decrease of 7.1% from one year ago and a decrease of 9.3% year-to-date. The Standard & Poor’s 500 Index closed at 1317.93 on June 20, 2008, a decrease of 12.3% from one year ago and a decrease of 10.2% year-to-date.

The market for thrift stocks has been mixed during the past 12 months, but, in general, thrift stocks have underperformed the broader stock market. A disappointing report on the outlook for the housing market weighed on the thrift sector in mid-May 2007, with the National Association of Home Builders report projecting that home sales and housing production

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would not begin to improve until late in 2007. Merger news provided a boost to thrift stocks heading into late-May, but the gains were not sustained as thrift stocks traded lower on news of stronger than expected economic data and higher interest rates. A favorable employment report for May boosted thrift stocks at the start of June, which was followed by a general downturn in thrift stocks going into mid-June on higher interest rates. Higher interest rates and lackluster housing data furthered the downward trend in thrift stocks during the second half of June.

The thrift sector continued to struggle at the beginning of the third quarter of 2007 on earnings worries and the widening meltdown in the subprime market as Standard & Poor’s and Moody’s announced plans to downgrade securities backed by subprime mortgages. Bargain hunting and strength in the broader market supported a brief rebound in thrift stocks in mid-July, which was followed a sharp sell off on fears of spreading subprime problems and some second quarter earnings reports showing deterioration in credit quality. A disappointing second quarter earnings report by Countrywide Financial and a larger-than-expected decline in new home sales knocked thrift equities lower in late-July. The downturn in thrift stocks continued into the beginning of August on news that American Home Mortgage Investment Corp. was shutting down operations due to liquidity problems. Thrift stocks participated in the volatility exhibited in the broader stock market in mid-August, but, in general, the downward trend in thrift equities continued during the first half of August. Thrift equities benefited from the mid-August discount rate cut by the Federal Reserve and then fluctuated along with the broader market through the end of August based on speculation over the outcome of the Federal Reserve’s next meeting. The weaker-than-expected employment report for August depressed thrift issues in early-September, but thrift stocks bounced back in mid-September. The recovery in thrift stocks was aided by news that Countrywide Financial had arranged for an additional $12 billion of secured borrowings. Thrift stocks rallied on news of the larger than expected 50 basis rate cut by the Federal Reserve, although the positive trend in thrift stocks was not sustained through the end of the third quarter. The pull back in thrift stocks reflected ongoing concerns over the weak housing market and the anticipated rise in credit quality related losses that were expected to be seen in third quarter earnings reports.

Thrift stocks traded in a narrow range at the start of the fourth quarter, but then headed lower in mid-October. The downturn was led by thrifts with exposure to the subprime market, as those institutions reported larger than expected credit losses for the third quarter. The as expected quarter point rate cut by the Federal Reserve helped thrift stocks to stabilize in

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late-October, although the sell-off in thrift equities resumed in early-November. Institutions with exposure to the subprime mortgage market continued to lead the downturn, as Washington Mutual’s stock plunged on expectations that it would continue to experience significant credit losses in 2008. Beaten down thrift stocks recovered modestly going into mid-November, but the downturn resumed on worries over further deterioration in the subprime market and the depressed housing market. Freddie Mac’s significantly larger-than-expected loss for the third quarter prompted further selling in thrift stocks heading into late-November. Hopes for a rate cut at the next Federal Reserve meeting boosted the thrift sector in late-November. Thrift stocks traded in narrow range in the first week of December, as investors awaited the outcome of the forthcoming Federal Reserve meeting. The mid-December downturn in the broader market following the Federal Reserve’s decision to lower rates a quarter point was evidenced in the thrift sector as well. In contrast to the broader stock market, thrift stocks continued to trade lower the day following the rate cut. The weak housing market, as reflected by a sharp drop in home prices and a drop-off in mortgage application volume, along with inflation worries and predictions of massive write-downs that would be recorded in the fourth quarter were noted factors that depressed thrift stocks through the end of December.

The downward spiral in thrift stocks continued at the beginning of 2008, particularly the stocks of those institutions with significant exposure to the subprime mortgage market such as Countrywide and Washington Mutual. Thrift stocks in general were also hurt by weak housing data and the growing prospects that the housing slump would continue throughout 2008. News of a rise in mortgage delinquencies at Countrywide and rumors of Countrywide going into bankruptcy further contributed to the slide in thrift stocks heading into mid-January. The announced acquisition of Countrywide by Bank of America had little impact on thrift stocks in general. Earnings related worries depressed thrift stocks heading into the second half of January, reflecting expectations that more significant credit quality related losses would be a widespread factor in the fourth quarter earnings reports for thrift institutions in general. Thrift stocks moved higher on the surprise rate cut by the Federal and then spiked higher along with the broader stock market the day following the rate cut. Consistent with the broader stock market, thrift stocks traded lower at the end of the week. For the balance of January and through most of February, thrift stocks generally paralleled trends in the broader market. Financial stocks led the broader market lower at the end of February and into the first part of March, as worries about the health of key financial companies escalated. Shares of thrift stocks were among the hardest hit, as investors dumped thrift stocks in conjunction with a sharp

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IV.15

sell-off in the stocks of Fannie Mae and Freddie Mac amid fears that defaults would force them to raise more capital. News of the Federal Reserve’s $200 billion liquidity program sent thrift stocks sharply higher heading into mid-March. Thrift stocks participated in the day-to-day swings experienced in the broader stock market during mid-March, as investors assessed the outlook for mortgage lenders in a slumping market for housing and the possibility of the economy going into recession. The rebound in the stocks of Fannie Mae and Freddie Mac provided a healthy boost to thrift stocks heading into late-March, while troubling economic data and warnings of further write downs pulled thrift stocks lower along with the broader stock market at the close of the first quarter.

Thrift stocks surged higher in conjunction with the broader stock market at the start of the second quarter of 2008, as UBS and Lehman Brothers announced plans to bolster their capital to offset huge losses recorded from writing down troubled investments. A weaker-than-expected employment report for March depressed thrift stocks in early-April, although thrift stocks bounced back on news that Washington Mutual was in discussions to raise $5 billion from private equity-led investors. Thrift stocks drifted lower heading into mid-April in anticipation of first quarter earnings remaining depressed by more write downs on mortgages and mortgage-related securities. Bargain hunting and some positive first quarter earnings events provided a modest boost to thrift stocks in late-April, while thrift stocks edged lower on news of the Federal Reserve rate cut at the end of April. Calmer credit markets and a better-than-expected employment report for April were somewhat offset by a cut in Countrywide’s credit rating, as thrift stocks traded unevenly at the beginning of May. Higher oil prices and more negative news reported by financial institutions pressured thrift stocks lower going into mid-May. Thrift stocks edged higher along with the broader stock market heading into mid-May, which was followed by a slight pullback on inflation worries, higher oil prices and more weak data coming from the housing sector. In late-May and early-June, thrift shares settled into a narrow trading range and then sold off along with the broader market on news of the spike in the May unemployment rate. Thrift prices deteriorated further heading into mid-June on concerns of mounting credit-related losses as mortgage delinquencies and foreclosures continued to surpass record levels. Following a mild rebound in mid-June, thrift shares tumbled lower at the end of the second quarter as financial shares were pummeled by downgrades by Wall Street analysts and second quarter profit worries. On June 20, 2008, the SNL Index for all publicly-traded thrifts closed at 896.2, a decrease of 46.4% from one year ago and a decrease of 15.3% year-to-date.

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B.	The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Bank’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio often reflects a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

The market for recent conversions has pulled back along with the thrift sector in general, with a number of the recent offerings being undersubscribed and typically reflecting only modest price appreciation or, in some cases, trading below their IPO prices in initial after market trading activity. As shown in Table 4.2, one second-step conversion and two mutual holding company offerings were completed during the past three months. Baltimore County’s and William Penn’s offerings were closed at the minimum of their respective valuation ranges, while Malvern Federal’s offering was closed at the maximum of the valuation range following a resolicitation of subscribers at a lower valuation range. Baltimore County’s second-step conversion offering closed at a pro forma P/TB of 63.6%, William Penn’s mutual holding company offering closed at a full-converted pro forma P/TB ratio of 56.5% and Malvern Federal’s mutual holding company offering closed at a fully-converted pro forma P/TB ratio of 63.7%. Based on closing stock market prices as of June 20, 2008, Baltimore County’s, William Penn’s and Malvern Federal’s stock prices were up 13.5%, 42.5% and 7.5% from their respective IPO prices.

Shown in Table 4.3 are the current pricing ratios for the one company that has completed a fully-converted offering during the past three months and is traded on NASDAQ or an Exchange. Based on its closing stock price as of June 20, 2008, Baltimore County was trading at a P/TB ratio of 72.16%.

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Table 4.2

Pricing Characteristics and After-Market Trends

Recent Conversions Completed (Last Three Months)

Institutional Information			Pre-Conversion Data				Offering Information				Contribution to Charitable Found.		Insider Purchases				Initial Dividend Yield
			Financial Info.		Asset Quality								% Off Incl. Fdn.
													Benefit Plans
Institution	Conver. Date	Ticker	Assets	Equity/ Assets	NPAs/ Assets	Res. Cov.	Gross Proc.	% Offered	% of Mid.	Exp./ Proc.	Form	% of Offering	ESOP	Recog. Plans	Stk Option	Mgmt.& Dirs.
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)	(%)	(%)	(%)	(%)(2)	(%)
Second Step Conversions
BCSB Bancorp, Inc., MD	4/11/08	BCSB- NASDAQ	$623	5.73%	0.49%	89%	$19.8	63%	85%	12.2%	N.A.	N.A.	6.2%	2.3%	9.7%	3.3%	0.00%

Averages - Second Step Conversions:			$623	5.73%	0.49%	89%	$19.8	63%	85%	12.2%	N.A.	N.A.	6.2%	2.3%	9.7%	3.3%	0.00%
Medians - Second Step Conversions:			$623	5.73%	0.49%	89%	$19.8	63%	85%	12.2%	N.A.	N.A.	6.2%	2.3%	9.7%	3.3%	0.00%

Mutual Holding Company Conversions
Malvern Federal Bancorp, Inc., PA*	5/20/08	MLVF- NASDAQ	$542	8.23%	1.24%	71%	$26.5	43%	115%	5.2%	S	4.65%	8.7%	4.4%	10.9%	1.7%	0.00%
William Penn Bancorp, Inc., PA*	4/16/08	WMPN- NASDAQ	$269	12.54%	0.28%	246%	$10.3	28%	85%	6.0%	C/S	150K/6.54%	8.0%	6.5%	16.3%	9.5%	0.00%

Averages - Mutual Holding Company Conversions:			$405	10.39%	0.76%	159%	$18.4	36%	100%	5.6%	NA	NA	8.4%	5.4%	13.6%	5.6%	0.00%
Medians - Mutual Holding Company Conversions:			$405	10.39%	0.76%	159%	$18.4	36%	100%	5.6%	NA	NA	8.4%	5.4%	13.6%	5.6%	0.00%

Averages - All Conversions:			$478	8.83%	0.67%	136%	$18.8	45%	95%	7.8%	NA	NA	7.6%	4.4%	12.3%	4.8%	0.00%
Medians - All Conversions:			$542	8.23%	0.49%	89%	$19.8	43%	85%	6.0%	NA	NA	8.0%	4.4%	10.9%	3.3%	0.00%

Institutional Information			Pro Forma Data						IPO Price	Post-IPO Pricing Trends
			Pricing Ratios(3)			Financial Charac.				Closing Price:
										First Trading Day	% Change	After First Week(4)	% Change	After First Month(5)	% Change	Thru 6/20/08	% Change
Institution	Conver. Date	Ticker	P/TB	Core P/E	P/A	Core ROA	TE/A	Core ROE
			(%)	(x)	(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)	($)	(%)
Second Step Conversions
BCSB Bancorp, Inc., MD	4/11/08	BCSB- NASDAQ	63.6%	NM	4.9%	NM	7.7%	NM	$10.00	$11.04	10.4%	$11.35	13.5%	$11.35	13.5%	$11.35	13.5%

Averages - Second Step Conversions:			63.6%	NM	4.9%	NM	7.7%	NM	$10.00	$11.04	10.4%	$11.35	13.5%	$11.35	13.5%	$11.35	13.5%
Medians - Second Step Conversions:			63.6%	NM	4.9%	NM	7.7%	NM	$10.00	$11.04	10.4%	$11.35	13.5%	$11.35	13.5%	$11.35	13.5%

Mutual Holding Company Conversions
Malvern Federal Bancorp, Inc., PA*	5/20/08	MLVF- NASDAQ	63.7%	29.9x	10.4%	0.3%	11.8%	2.9%	$10.00	$10.98	9.8%	$11.00	10.0%	$10.98	9.8%	$10.75	7.5%
William Penn Bancorp, Inc., PA*	4/16/08	WMPN- NASDAQ	56.5%	18.0x	12.2%	0.7%	15.1%	4.5%	$10.00	$11.75	17.5%	$13.25	32.5%	$13.75	37.5%	$14.25	42.5%

Averages - Mutual Holding Company Conversions:			60.1%	23.9x	11.3%	0.5%	13.5%	3.7%	$10.00	$11.37	13.7%	$12.13	21.3%	$12.37	23.7%	$12.50	25.0%
Medians - Mutual Holding Company Conversions:			60.1%	23.9x	11.3%	0.5%	13.5%	3.7%	$10.00	$11.37	13.7%	$12.13	21.3%	$12.37	23.7%	$12.50	25.0%

Averages - All Conversions:			61.3%	23.9x	9.1%	0.5%	11.5%	3.7%	$10.00	$11.26	12.6%	$11.87	18.7%	$12.03	20.3%	$12.12	21.2%
Medians - All Conversions:			63.6%	23.9x	10.4%	0.5%	11.8%	3.7%	$10.00	$11.04	10.4%	$11.35	13.5%	$11.35	13.5%	$11.35	13.5%

Note: * - Appraisal performed by RP Financial; BOLD=RP Financial did the Conversion Business Plan. “NT” - Not Traded; “NA” - Not Applicable, Not Available; C/S-Cash/Stock.

(1)	Non-OTS regulated thrift.
(2)	As a percent of MHC offering for MHC transactions.
(3)	Does not take into account the adoption of SOP 93-6.
(4)	Latest price if offering is less than one week old.
(5)	Latest price if offering is more than one week but less than one month old.
(6)	Mutual holding company pro forma data on full conversion basis.
(7)	Simultaneously completed acquisition of another financial institution.
(8)	Simultaneously converted to a commercial bank charter.
(9)	Former credit union.

June 20, 2008

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Table 4.3

Market Pricing Comparatives

Prices As of June 20, 2008

	Market		Per Share Data
	Capitalization		Core	Book
	Price/	Market	12 Month	Value/	Pricing Ratios(3)
Financial Institution	Share(1)	Value	EPS(2)	Share	P/E	P/B	P/A	P/TB	P/Core
	($)	($Mil)	($ )	($)	(x)	(%)	(%)	(%)	(x)
All Public Companies	$12.11	$319.00	$0.27	$13.13	20.07x	102.24%	13.01%	113.93%	20.70x
Converted Last 3 Months (no MHC)	$11.35	$35.42	$(0.06)	$16.53	NM	68.66%	5.55%	72.16%	NM

Converted Last 3 Months (no MHC)
BCSB BCSB Bancorp, Inc. of MD	$11.35	$35.42	$(0.06)	$16.53	NM	68.66%	5.55%	72.16%	NM

	Dividends(4)			Financial Characteristics(6)
Financial Institution	Amount/ Share	Yield	Payout Ratio(5)	Total Assets	Equity/ Assets	NPAs/ Assets	Reported		Core
							ROA	ROE	ROA	ROE
	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)
All Public Companies	$0.36	2.77%	36.31%	$3,292	12.06%	1.26%	0.32%	2.70%	0.29%	2.32%
Converted Last 3 Months (no MHC)	$0.00	0.00%	NM	$638	8.08%	0.04%	-0.38%	-4.72%	-0.03%	-0.36%

Converted Last 3 Months (no MHC)
BCSB BCSB Bancorp, Inc. of MD	$0.00	0.00%	NM	$638	8.08%	0.04%	-0.38%	-4.72%	-0.03%	-0.36%

(1)	Average of High/Low or Bid/Ask price per share.
(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis.
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4)	Indicated 12 month dividend, based on last quarterly dividend declared.
(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: Corporate reports, offering circulars, and RP® Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2008 by RP® Financial, LC.

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IV.19

C.	The Acquisition Market

Also considered in the valuation was the potential impact on CBI’s stock price of recently completed and pending acquisitions of other savings institutions operating in Massachusetts, seven of which involved mutual-to-mutual mergers. As shown in Exhibit IV-4, there were 10 Massachusetts thrift acquisitions completed from January 1, 2005 through year-to-date 2008 and there is one acquisition currently pending. The recent acquisition activity involving Massachusetts savings institutions may imply a certain degree of acquisition speculation for the Company’s stock. To the extent that acquisition speculation may impact the Company’s offering, we have largely taken this into account in selecting companies for the Peer Group which operate in markets that have experienced a comparable level of acquisition activity as the Company’s market and, thus, are subject to the same type of acquisition speculation that may influence CBI’s stock. However, since converting thrifts are typically subject to a three-year regulatory moratorium from being acquired, acquisition speculation in CBI’s stock would tend to be less compared to the stocks of the Peer Group companies.

* * * * * * * * * * *

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for thrift conversions and the local acquisition market for thrift stocks. We placed the greatest weight for this adjustment on the significant sell-off in financial stocks in the months leading up to the valuation date and the aftermarket trading results of recent conversion transactions where four out of five recent offerings are currently trading below their IPO prices. For these reasons, we applied a moderate downward adjustment in the valuation to for the marketing of the issue factor.

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IV.20

8.	Management

CBI’s management team appears to have experience and expertise in all of the key areas of the Company’s operations. Exhibit IV-5 provides summary resumes of CBI’s Board of Directors and senior management. While the Company does not have the resources to develop a great deal of management depth, given its asset size and the impact it would have on operating expenses, management and the Board have been effective in implementing an operating strategy that can be well managed by the Company’s present organizational structure as indicated by the financial characteristics of the Company. CBI currently does not have any executive management positions that are vacant.

Similarly, the returns, capital positions, and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.	Effect of Government Regulation and Regulatory Reform

In summary, as a fully-converted federally-insured institution, CBI will operate in substantially the same regulatory environment as the Peer Group members – all of whom are well capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Company’s pro forma regulatory capital ratios, while the Peer Group’s regulatory capital ratios were previously shown in Table 3.2. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

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Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Company’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Key Valuation Parameters:	Valuation Adjustment
Financial Condition	Moderate Downward
Profitability, Growth and Viability of Earnings	Moderate Downward
Asset Growth	No Adjustment
Primary Market Area	No Adjustment
Dividends	Slight Downward
Liquidity of the Shares	Slight Downward
Marketing of the Issue	Moderate Downward
Management	No Adjustment
Effect of Government Regulations and Regulatory Reform	No Adjustment

Valuation Approaches

In applying the accepted valuation methodology promulgated by the OTS and adopted in practice by the FDIC and the Division, i.e., the pro forma market value approach, including the fully-converted analysis described above, we considered the three key pricing ratios in valuing the Company’s to-be-issued stock – price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches – all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the Conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in CBI’s prospectus for offering expenses, reinvestment rate, effective tax rate and stock benefit plan assumptions (summarized in Exhibits IV-7 and IV-8).

RP Financial’s valuation placed an emphasis on the following:

•

P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. Given the similarities between the Company’s and the Peer Group’s earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, given the current low level of earnings within both the industry, the Peer Group and the Company, we have also considered alternative valuation approaches as described below.

•

P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of a public offering, as the earnings approach involves assumptions regarding the use of proceeds.

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RP Financial considered the P/B approach to be a useful indicator of pro forma value, taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

•

P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings – we have also given less weight to the assets approach. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

The Company has adopted Statement of Position (“SOP”) 93-6, which causes earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of SOP 93-6 in the valuation.

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that the pro forma market value of the Company’s conversion stock as of June 20, 2008 was $24,616,250 at the midpoint, inclusive of 111,625 shares issued to the Foundation for a value of $1,116,250 based on a per share value of $10.00 at issuance. The offering amount at the midpoint is equivalent to $23,500,000 or 2,350,000 shares at $10.00 per share. The following sections describe the application of the valuation methodology.

1. Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Company’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Company’s reported earnings and core earnings both equaled $576,000 for the 12 months ended April 30, 2008. The Peer Group’s reported earnings were only modestly impacted by

RP® Financial, LC.	VALUATION ANALYSIS
IV.23

non-operating items which were excluded on a tax effected basis for purposes of developing the Price-to-Core earnings multiple (Note: see Exhibit IV-9 for the adjustments applied to the Peer Group’s earnings in the calculation of core earnings).

Based on the Company’s reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Company’s pro forma reported and P/E multiple at the $24.6 million midpoint value equaled 57.20 times which reflects a 208.7% premium to the Peer Group average P/E multiple of 18.53 times. On a core earnings basis, the P/Core multiple at the midpoint valuation equaled 57.20 times which was at a 159.4% premium to the Peer Group’s average core earnings multiple of 22.05 times (see Table 4.4).

2. Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Company’s pro forma market value by applying a valuation P/B ratio, derived from the Peer Group’s P/B ratio, to the Company’s pro forma book value. Importantly, corresponding to the treatment in the Company’s conversion prospectus, pro forma equity has been adjusted to reflect the after-tax impact of the establishment of the Foundation ($1.2 million pre-tax expense and $693,250 after tax at the midpoint of the offering range). In applying the P/B approach, we considered both reported book value and tangible book value. Based on the $24.6 million midpoint valuation, CBI’s pro forma P/B and P/TB ratios equaled 57.57% and 58.70%, respectively. In comparison to the respective median P/B and P/TB ratios indicated for the Peer Group of 91.38% and 105.10%, the Company’s ratios reflected discounts of 37.0% and 44.2%. At the top of the super range, the Company’s P/B and P/TB ratios equaled 65.83% and 66.94%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the top of the super range reflected discounts of 28.0% and 36.3%, respectively.

3. Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Company’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio computed herein. At the midpoint of the valuation range, CBI’s value equaled 6.06% of pro forma assets. Comparatively, the Peer Group companies exhibited a median P/A ratio of 10.46%, which implies a discount of 42.1% has been applied to the Company’s pro forma P/A ratio.

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Comparison to Recent Offerings

As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings cannot be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). The most recent standard conversion offering completed, which did not include a simultaneous acquisition, was completed by Danvers Bancorp of Massachusetts on January 10, 2008. Danvers Bancorp’s closing P/TB was 82.3%. In comparison to Danvers Bancorp’s closing pro forma P/TB ratio, the Company’s P/TB ratio of 58.7% at the midpoint value reflects an implied discount of 28.7% and at the top of the super range the discount narrows to 18.7% based on the Company’s pro forma P/TB ratio of 66.9%. As of June 20, 2008, Danvers Bancorp’s stock closed 17.5% above its IPO price.

The most recent conversion completed which was similar to the Company in terms of asset size, was First Advantage Bancorp of Tennessee, which completed its standard conversion offering as of November 20, 2007. First Advantage Bancorp’s closing P/TB was 68.3% and the closing P/E was over 40 times reflecting a closing between the midpoint and the maximum of the offering range. In comparison to First Advantage Bancorp’s closing pro forma P/TB ratio, the Company’s P/TB ratio of 58.7% at the midpoint value reflects an implied discount of 14.1% and, at the top of the super range, the discount narrows to 2.0% based on the Company’s pro forma P/TB ratio of 66.9%. As of June 20, 2008, First Advantage Bancorp’s stock closed 22.2% above its IPO price and was trading at approximately 72% of its reported book value per share as of March 31, 2008.

Other Considerations

As discussed previously in the section addressing new thrift IPOs, the new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis. Typically, conversion values are discounted relative to pro forma book value and, in virtually all conversion transactions, P/B and P/TB ratios are significantly discounted versus the peer groups. These valuation discounts do not indicate that converting institutions are being undervalued. Rather, the reasons for the valuation discounts include: (1) the nature of the pro forma pricing calculations, where the

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proceeds of the offering are included in capital, results in P/B and P/TB ratios less than 100% regardless of where the peer group companies are trading; (2) the conversion appraisal guidelines require consideration of all approaches (book value, earnings and assets) and in many conversion offerings discounted P/B ratios are offset by P/E ratios that significantly exceed the peer groups; and, (3) investors tend to value newly converted companies at a discount versus seasoned companies (included in the peer groups) because the converting company typically operates at a below market ROE until such time as the proceeds of the offering can be fully deployed and leveraged. These dynamics are supported by actual conversion data (see Exhibit IV-10) which shows that the last 10 conversions were valued at an average and median discount of 37.8% based on P/TB ratios yet their trading prices increased by and average and median of just 8.3% and 5.9%, respectively, in the first week of trading. In assessing the P/TB discounts for the Company’s valuation (36.3% at the supermaximum and 44.2% at the midpoint), we considered the these discounts were not at great variance from the data shown in Exhibit IV-10. Moreover, we considered the valuation premiums for the Company that result under the P/E approach in the valuation conclusions and took into account the significantly higher levels of NPAs exhibited by the Company versus the Peer Group, all of which suggest that the valuation discounts under the P/B and P/TB approaches are appropriate.

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of June 20, 2008, the aggregate pro forma market value of the Company’s common stock, including the stock portion of the contribution to the Foundation immediately following the offering, is $24,616,250 at the midpoint, equal to 2,461,625 shares issued at a per share value of $10.00. The resulting range of value pursuant to regulatory guidelines and the corresponding number of shares based on the Board approved $10.00 per share offering price is set forth below. The pro forma valuation calculations relative to the Peer Group are shown in Table 4.4 and are detailed in Exhibit IV-7 and Exhibit IV-8.

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Valuation Range	Offering Amount	Foundation Shares	Total Issued
Shares
Minimum	1,997,500	94,881	2,092,381
Midpoint	2,350,000	111,625	2,461,625
Maximum	2,702,500	128,369	2,830,869
Supermaximum	3,107,875	147,624	3,255,499

Value
Minimum	$19,975,000	$948,810	$20,923,810
Midpoint	$23,500,000	$1,116,250	$24,616,250
Maximum	$27,025,000	$1,283,690	$28,308,690
Supermaximum	$31,078,750	$1,476,240	$32,554,990

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Table 4.4

Public Market Pricing

Campello Bancorp, Inc

As of June 20, 2008

	Market		Per Share Data
	Capitalization		Core	Book
	Price/	Market	12 Month	Value/	Pricing Ratios(3)
	Share(1)	Value	EPS(2)	Share	P/E	P/B	P/A	P/TB	P/Core
	($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)
Campello Bancorp, Inc.
Superrange	$10.00	$32.55	$0.12	$15.19	83.82x	65.83%	7.89%	66.94%	83.82x
Maximum	$10.00	$28.31	$0.15	$16.20	68.90x	61.71%	6.92%	62.84%	68.90x
Midpoint	$10.00	$24.62	$0.17	$17.37	57.20x	57.57%	6.06%	58.70%	57.20x
Minimum	$10.00	$20.92	$0.22	$18.95	46.51x	52.78%	5.19%	53.89%	46.51x

All Public Companies(7)
Averages	$12.11	$319.00	$0.27	$13.13	20.07x	102.24%	13.01%	113.93%	20.70x
Medians	10.80	67.42	0.37	11.69	18.07x	94.04%	10.26%	102.87%	20.48x

All Non-MHC State of MA(7)
Averages	$14.66	$165.27	$0.56	$15.73	25.19x	96.36%	14.24%	109.66%	26.69x
Medians	$12.63	$101.49	$0.32	$13.79	24.47x	90.28%	12.60%	108.96%	29.24x

Comparable Group Averages
Averages	$14.59	$69.38	$0.60	$15.53	18.53x	95.01%	11.35%	107.22%	22.05x
Medians	$12.67	$67.74	$0.42	$13.87	17.66x	91.38%	10.46%	105.10%	20.68x

Comparable Group
BFBC Benjamin Frkln Bncrp Inc of MA	$13.23	$101.49	$0.52	$13.95	24.5	94.84%	10.59%	143.03%	25.44x
CEBK Central Bncrp of Somerville MA	$14.78	$24.24	$0.43	$23.89	17.39	61.87%	4.37%	65.60%	34.37x
CBNK Chicopee Bancorp, Inc. of MA	$12.71	$88.55	$0.12	$14.43	NM	88.08%	18.40%	88.08%	NM
HBNK Hampden Bancorp, Inc. of MA	$10.55	$83.87	$0.18	$13.05	NM	80.84%	15.99%	80.84%	NM
HIFS Hingham Inst. for Sav. of MA	$31.00	$65.72	$2.28	$26.39	13.6	117.47%	8.67%	117.47%	13.60x
LSBX LSB Corp of No. Andover MA	$15.60	$69.76	$0.98	$13.79	17.93	113.13%	10.33%	113.13%	15.92x
LEGC Legacy Bancorp, Inc. of MA	$12.63	$115.00	$0.09	$14.41	NM	87.65%	12.60%	97.08%	NM
MFLR Mayflower Bancorp, Inc. of MA	$11.99	$25.08	$0.41	$9.67	24.47	123.99%	10.31%	124.25%	29.24x
NHTB NH Thrift Bancshares of NH	$11.28	$64.84	$0.82	$12.89	13.27	87.51%	7.82%	148.03%	13.76x
NFSB Newport Bancorp, Inc. of RI	$12.10	$55.22	$0.13	$12.78	NM	94.68%	14.39%	94.68%	NM

	Dividends(4)			Financial Characteristics(6)
	Amount/		Payout	Total	Equity/	NPAs/	Reported		Core		Offering
	Share	Yield	Ratio(5)	Assets	Assets	Assets	ROA	ROE	ROA	ROE	Size
	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	($Mil)
Campello Bancorp, Inc.
Superrange	$0.00	0.00%	0.00%	$413	11.98%	1.96%	0.09%	0.79%	0.09%	0.79%	31.08
Maximum	$0.00	0.00%	0.00%	$409	11.21%	1.98%	0.10%	0.90%	0.10%	0.90%	27.03
Midpoint	$0.00	0.00%	0.00%	$406	10.53%	1.99%	0.11%	1.01%	0.11%	1.01%	23.50
Minimum	$0.00	0.00%	0.00%	$403	9.84%	2.01%	0.11%	1.13%	0.11%	1.13%	19.98

All Public Companies(7)
Averages	$0.36	2.77%	36.31%	$3,292	12.06%	1.26%	0.32%	2.70%	0.29%	2.32%
Medians	$0.28	2.65%	25.00%	$837	10.10%	0.60%	0.42%	3.69%	0.41%	3.41%

All Non-MHC State of MA(7)
Averages	$0.35	2.30%	46.95%	$1,071	14.79%	0.51%	0.42%	3.30%	0.41%	3.12%
Medians	$0.32	2.42%	57.14%	$835	14.38%	0.30%	0.45%	3.15%	0.44%	3.06%

Comparable Group Averages
Averages	$0.36	2.41%	40.55%	$632	12.22%	0.55%	0.40%	4.05%	0.36%	3.74%
Medians	$0.36	2.50%	57.14%	$615	10.15%	0.28%	0.37%	3.72%	0.31%	2.76%

Comparable Group
BFBC Benjamin Frkln Bncrp Inc of MA	$0.32	2.42%	61.54%	$959	11.16%	0.20%	0.45%	3.85%	0.44%	3.71%
CEBK Central Bncrp of Somerville MA	$0.72	4.87%	NM	$555	7.06%	1.68%	0.25%	3.59%	0.13%	1.82%
CBNK Chicopee Bancorp, Inc. of MA	$0.00	0.00%	0.00%	$481	20.89%	0.28%	0.27%	1.18%	0.18%	0.79%
HBNK Hampden Bancorp, Inc. of MA	$0.12	1.14%	66.67%	$524	19.78%	0.69%	0.32%	1.62%	0.27%	1.39%
HIFS Hingham Inst. for Sav. of MA	$0.80	2.58%	35.09%	$758	7.38%	0.28%	0.66%	8.93%	0.66%	8.93%
LSBX LSB Corp of No. Andover MA	$0.56	3.59%	57.14%	$676	9.13%	0.24%	0.64%	6.53%	0.72%	7.35%
LEGC Legacy Bancorp, Inc. of MA	$0.20	1.58%	NM	$912	14.38%	0.86%	0.14%	0.86%	0.09%	0.60%
MFLR Mayflower Bancorp, Inc. of MA	$0.40	3.34%	NM	$243	8.31%	0.44%	0.42%	5.22%	0.35%	4.37%
NHTB NH Thrift Bancshares of NH	$0.52	4.61%	63.41%	$829	8.94%	NA	0.64%	7.70%	0.61%	7.43%
NFSB Newport Bancorp, Inc. of RI	$0.00	0.00%	0.00%	$384	15.20%	0.24%	0.18%	1.00%	0.18%	1.00%

(1)	Average of High/Low or Bid/Ask price per share.
(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis, and is shown on a pro forma basis where appropriate.
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4)	Indicated 12 month dividend, based on last quarterly dividend declared.
(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: Corporate reports, offering circulars, and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.